Filed pursuant to Rule 424(b)(3)

Registration No. 333 - 127838

MSO HOLDINGS, INC.

16,918,473 Shares of Common Stock

This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 16,918,473 shares of our common stock. Of these shares, 2,925,584 are currently issued and outstanding 12,562,262 are issuable upon conversion of Series A Preferred Stock and 1,430,627 are issuable upon exercise of warrants held by the selling stockholders. The selling stockholders are offering all of the shares to be sold in the offering, but they are not required to sell any of these shares. We will not receive any of the proceeds from the sale of our common stock by the selling stockholders, although we will receive proceeds from the exercise of the warrants to the extent they are exercised. We will bear all expenses (other than selling commissions and fees and expenses of counsel or other advisors to the selling stockholders) relating to this offering.

The selling stockholders may sell these shares from time to time in various types of transactions, including in the principal market on which the stock is traded or listed or in privately negotiated transactions.  If any broker-dealers are used by the selling stockholders, any commissions paid to broker-dealers and, if broker-dealers purchase any shares of our common stock as principals, any profits received by such brokers-dealers on the resale of shares of our common stock, may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. In addition, any profits realized by the selling stockholders may be deemed to be underwriting commissions if any such selling stockholder is deemed an “underwriter” as defined in the Securities Act of 1933, as amended.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “MSOD.OB.” The average of the high and low bid price per share of our common stock as reported by the Over-the-Counter Bulletin Board on August 22, 2005, was $1.38.

Investing in our common stock involves significant risks. See “Risk Factors” beginning on page 6 to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Prospectus dated September 15, 2005

PROSPECTUS SUMMARY

You should read the following summary together with the more detailed information regarding us, the sale of our common stock in this offering by the selling stockholders, our consolidated financial statements and the notes to those consolidated financial statements that appear elsewhere in this prospectus.

Our Company

We were originally incorporated in the State of Nevada in 1983 under the name Valley Tech Industries, Inc.  We subsequently changed our name to National Superstars, Inc. and ceased operations in 1989.  Our business plan since that time had been to seek to enter into a business combination with an entity that had ongoing operations through a reverse merger or other similar type of transaction.

In furtherance of our business plan, on May 26, 2005, we reincorporated into the State of Delaware and acquired MSO Medical, Inc., a Delaware corporation (“MSO Medical”) through a merger of a wholly-owned subsidiary with and into MSO Medical (the “Merger”).  The stockholders of MSO Medical were issued a total of 6,146,616 shares of our common stock and 12,562,262 shares of our Series A Convertible Preferred Stock in the Merger, representing approximately 98.5% of our outstanding shares calculated on a fully diluted basis.  In the Merger, each share of MSO Medical common stock was exchanged for 1.53690425 shares of our common stock, and each share of MSO Medical Series A Convertible Preferred Stock was exchanged for 1.53690425 shares of our Series A Convertible Preferred Stock.

For financial reporting purposes, the Merger has been reflected as a recapitalization of MSO Medical, Inc. and the historical financial statements of MSO Medical, Inc. are reported as the historical financial statements of the registrant.

Until May 31, 2005, our common stock was quoted on the over-the-counter bulletin board under the symbol “NSPS.OB.”  Since June 1, 2005, our common stock has been quoted on the over-the-counter bulletin board under the symbol “MSOD.OB.”

Our Business

As a result of the Merger, we are now an obesity disease management company, which manages the provision of  both a surgical and non-interventional weight loss treatment option to members of health plans, employees of self insured corporations and the general public.  MSO Medical was formed in July 2002 and began operations in January 2003.

In the third quarter of 2005, we began to manage the provision of non-interventional weight loss programs for obesity.  The non-interventional weight loss programs include individualized telephone and online coaching sessions, performed by licensed psychotherapists who develop an individualized weight-loss plan for each enrollee.  The plan includes nutritional guidance from a licensed dietician, self-directed online weight loss support, web-based educational resources, online self-directed components, and interactive goal-setting software which is enhanced by the monthly telephonic coaching sessions. This new weight-loss program expands MSO service offerings to its clients and broadens MSO to become a obesity disease management company.  With over 7,000 gastric bypass surgeries performed to date, MSO is able to contribute the clinical knowledge of the physicians who perform these surgeries in its CORI Centers to the new weight-loss design.  Individual weight-loss programs are created for each client and the personal coach helps the client achieve desired goals with regularly scheduled coaching sessions.  The non-interventional weight-loss market is five to ten times larger than the number of bariatric surgeries performed annually in the U.S.  Many U.S. health plans require a certain number of months of non-interventional weight loss treatment before such health plan will cover a medically-necessary gastric bypass surgery.  Therefore, we expect our new weight loss program will not only generate significant numbers of new enrollees but the program will also compliment the surgical treatment for obesity.

Surgical treatment for obesity is offered through acute care hospitals where we have established a dedicated bariatric surgery center (each, a “CORI Center”).  We enter into management services agreements with acute care hospitals to establish CORI Centers under our proprietary name Center for Obesity Related Illness (“CORI”).  There are currently five such CORI Centers in operation.  We also enter into management services agreements with highly skilled and experienced surgeons trained to perform the Sapala-Wood Micropouch® surgery as well as laparoscopic gastric bypass surgery and the Lap-Band procedure.  These surgeons perform the surgeries at each CORI Center.  Compensation from the hospital clients comes in the form of management fees which are based on the fair market value of the services we provide to the applicable hospital.  The surgeons currently performing obesity related surgery at our CORI Centers have collectively performed over 7,000 gastric bypass surgeries in the last twenty years.

We do not provide professional medical or other health services to patients; however, throughout this prospectus we may refer to services that we offer that include professional services.  These services are provided by a “variable interest entity,” MSO Physicians, P.C., an entity that is wholly-owned by Dr. James Sapala (“MSO Physicians”) and other professional service providers that are not managed by us.  Dr. Sapala is one of our founders and a principal stockholder.

Company Information

We were originally incorporated in Nevada in 1983 under the name Valley Tech Industries, Inc.  We subsequently changed our name to National Superstars, Inc.  We reincorporated into the State of Delaware on May 26, 2005 and changed our name to MSO Holdings, Inc.  Our principal executive offices are located at 2333 Waukegan Road, Suite 175, Bannockburn, Illinois 60015. Our telephone number is (847) 267-0801.

“CORI” and “Center for Obesity Related Illness” are trademarks of ours. This prospectus also refers to trademarks and trade names of other companies and organizations.

The Offering

Common stock offered in this offering	16,918,473 shares

Common stock to be outstanding after this offering	20,545,504 (1)

Use of proceeds

All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders, although we will receive proceeds from the exercise of the warrants held by the selling stockholders to the extent they are exercised. The proceeds we would receive if all the warrants were exercised would be approximately $1,312,457. These proceeds, if any, will be used for general corporate purposes.

OTC Bulletin Board symbol	“MSOD.OB”

(1)                                  Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 6,552,615 shares of our common stock outstanding as of July 31, 2005. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are acquired and sold by the selling stockholders. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of warrants or other rights to acquire our common stock outstanding as of July 31, 2005.

Summary Financial Information

In the table below, we provide you with historical summary financial data for the two years ended December 31, 2004 and 2003, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for, and as of the end of, the six months ended June 30, 2005 and 2004, derived from our unaudited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Year ended December 31,		Six months ended June 30,
	2004	2003 (1)	2005	2004
			(unaudited)	(unaudited)
		(in thousands)
Statement of Operations Data:
Revenues	$7,435,486	$6,869,457	$3,940,064	$4,044,734
Income (loss) from Operations	(5,299,723)	627,620	(2,498,060)	(1,336,592)
Net Income (loss)	(5,377,101)	612,789	(2,510,346)	(1,384,014)
Proforma provision for income taxes (1)		(207,000)
Proforma net income (loss)		420,789
Net Income (loss) available to Common Shareholders	$(5,509,170)	$612,789	$(2,685,657)	$(1,385,761)
Basic and diluted loss per common share	$(0.72)	—	$(0.37)	$(0.18)

(1) We were a limited liability company in 2003 and were not subject to federal or state income taxes.  A pro forma provision for income taxes as if we had been subject to federal and state income taxes is included for the year ended December 31, 2003.  In 2004, we terminated our limited liability status and became subject to federal and state income taxes.

The table below sets forth a summary of our consolidated balance sheet data as of December 31, 2004, derived from our audited consolidated financial statements included elsewhere in this prospectus. We also provide below financial data for, and as of, the end of the six months ended June 30, 2005, derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

	December 31, 2004	June 30, 2005
		(unaudited)
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$5,595,045	$2,476,234
Working Capital	4,865,261	1,997,162
Total Assets	6,863,693	4,188,581
Redeemable Convertible Preferred Stock	10,345,498	10,520,809
Total stockholders’ deficit	$(4,836,938)	$(7,863,920)

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision.  If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

In addition, this document may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended.  Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions.  In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to the risk factors described below.  The registrant would also like to clarify that the risk factors described below relate to the business of MSO Holdings, Inc. and its wholly-owned operating subsidiary, MSO Medical, Inc., on a combined and consolidated basis and that no inference should be drawn as to the magnitude of any particular risk from its position in the list.  MSO Holdings, Inc. and MSO Medical, Inc. are referred to collectively throughout this prospectus as “we,” “us,” “our” and “ours.”

RISKS RELATED TO OUR BUSINESS

We have a limited operating history on which to evaluate our potential for future success.

We were formed in July of 2002 and have been operating since January 1, 2003.  Accordingly, we face many of the risks and uncertainties encountered by early stage companies without proven business models.  Consequently, evaluating an investment in us and predicting our future results based upon our past performance is difficult, if not impossible, particularly with respect to our ability to obtain and retain business relationships with relevant hospitals and physicians, to generate and sustain a revenue base sufficient to cover operating expenses and to achieve profitability.

We have not yet achieved market acceptance, and we may never do so.  If the market for our products and services does not develop or grows more slowly than anticipated, we may not be able to implement our business plan.

We plan to establish CORI Centers in selected markets throughout the United States and to provide management services to the hospitals that host these CORI Centers and the healthcare professionals who provide the professional services within these CORI Centers.  In addition, we intend to enter into management services agreements with non-interventional weight loss health care professionals.  While we plan to offer such management services in a cost-efficient manner, demand for our products and services and our ability to attract and retain contracts with acute care hospitals and other healthcare service professionals is highly uncertain, and we cannot be certain that there will be significant acceptance of our products and services in our target markets.  To be successful, we need to develop a recognized brand name in the markets in which we operate and must maintain a good reputation for quality, innovation and service.  Our sales and marketing efforts to date have been limited.  While we intend to increase these efforts significantly over time, we do not know if this will result in any additional brand recognition or revenues.  In addition, because the market for our products and services is new and evolving, it is difficult to predict the market’s size or its potential growth rate, if any.  If the market for our products and services does not develop or grows more slowly than anticipated, we may not be able to implement our business plan.

We must enter into agreements with additional hospitals, surgeons and non-interventional weight loss service providers to achieve our growth strategy.  The time it takes to conclude these agreements may extend or delay the implementation of our growth strategy, and our inability to conclude or retain these agreements may prevent us from implementing our growth strategy altogether.

In order to establish each CORI Center, we must enter into a management services agreement with the applicable host hospital and a management services agreement or agreements with the surgeons who will perform the health care services at the applicable CORI Center.  In order to offer non-interventional weight loss services, we must enter into management services agreements with the appropriate non-interventional weight loss health care professionals.  We never know when the negotiations for the establishment of our CORI Centers will be protracted or will ultimately prove impossible or whether we will be able to identify appropriate non-interventional weight loss health care professionals.  Because of our limited experience in negotiating and concluding these agreements, we cannot accurately predict the time and expense involved, and any unexpected delays could prevent the execution of our strategic plan.  If we are unable to enter into a significant number of these agreements, it may prevent us from implementing our growth strategy altogether.

To date, we have entered into nine (9) management services agreements with host hospitals.  Five (5) of such agreements are still in effect and four (4) of such agreements have been terminated because the surgical volume did not cover the fixed costs of operating these programs.  In addition, to date, we have arrangements with sixteen (16) surgeons or entities owned by surgeons that are currently providing health care services at our CORI Centers.

We derive a significant portion of our revenue from a single hospital client, the loss of which could materially and adversely effect our business.

In 2004 and 2003, we derived approximately fifty-one percent (51%) and fifty-four percent (54%) of our revenue, respectively, from one hospital contract.  Our management services agreement with this hospital is currently expected to expire in December 31, 2005.  While we expect to renew this agreement, if this agreement is not renewed or if this agreement is terminated prior to its expiration in accordance with its terms, we could experience a significant decrease in revenues which would could materially and adversely effect our business and results of operations.

We will need to increase the size of our organization, and we may encounter difficulties managing our growth, which could adversely affect our results of operations.

We will need to expand and effectively manage our operations and facilities in order to establish our CORI brand and successfully implement our business plan.  Growth in our business will place a significant strain on our management systems and resources.  We will need to continue to improve our operational and financial systems and managerial controls and procedures, and we will need to continue to expand, train and manage our workforce. We expect that the number of our employees will continue to increase for the foreseeable future.  It is possible that our human resources and infrastructure may be inadequate to support our future growth. To manage our growth, we will be required to continue to improve our operational, financial and management controls, reporting systems and procedures and to attract and retain sufficient numbers of talented employees.  If we are unable to manage our growth in an efficient manner, our results of operations may suffer.

If our revenues do not increase substantially in relation to our expenses, we will need to seek additional financing, which may not be available on favorable terms, or at all.

We currently anticipate that we have the capital resources to fund our operations for the next 18 months.  However, during that time period, we plan to enter into additional management services contracts with new hospital clients, to increase our operating expenses by adding staff in key areas, and to increase sales and marketing operations in an effort to expand our business generally.  If increased revenues do not accompany these increased expenses, we foresee that we will need to raise substantial additional funds to continue our activities and operations and implement our business strategy.  We do not know if we will be able to acquire such additional financing on favorable terms, or at all.  Additional financing may consist of (i) the sale of additional common stock, Series A Preferred Stock or one or more other classes of preferred stock; (ii) loans from affiliates, banks or other lending institutions; or (iii) co-venture or other financing arrangements with suppliers, technology developers, distributors, or other persons or entities.  Providers of any such additional financing may require repayment, interest, fees, participations or other payments from revenues derived from our products and services, which may significantly reduce any revenues and/or profits that we may generate, and any additional equity financing will dilute our existing stockholders.

We are subject to extensive competition.  If we are unsuccessful in establishing and maintaining a competitive advantage, our business will be adversely affected.

While we believe that few companies have developed services comparable to ours, certain other broad-based national bariatric programs and physician-run bariatric programs have already entered the U.S. morbidly obese marketplace.  Although we believe our broad-based national bariatric program is more effective in terms of utilizing investment dollars than a physician run bariatric program, it is still important that we create and maintain a client-centric philosophy and establish name recognition in an expeditious manner.  In addition to focusing on our clients, we must also be vigilant in confirming the superiority of our products and services.  Competitors may develop products or services that are superior to, or have greater market acceptance than our solutions, and we expect additional competitors in the future.  If we are unsuccessful in establishing and maintaining these goals, our business, financial condition and results of operations will be adversely affected.

We expect that our results of operations will fluctuate, which may make it difficult to predict our future performance from period to period.

Our quarterly operating results have fluctuated in the past and are likely to do so in the future. Some of the factors that could cause our operating results to fluctuate from period to period include:

•      The timing and number of management services agreements we enter into with acute care hospitals;

•      The timing and number of surgeries performed in any given quarter;

•      The rate of expansion of our business development efforts;

•      the effect of competing services and products and market developments; and

•      general and industry specific economic conditions.

We believe that quarterly comparisons of our financial results are not necessarily meaningful and should not be relied upon as an indication of our future performance.

A malpractice claim against any CORI Center could negatively impact our brand and operations.

Like any other entity operating in the health care industry, we face the inherent risks of exposure to a variety of claims.  The mortality rate in connection with bariatric surgery is 1% to 2%.  Although we do not provide health care services, our contracting physicians and physician groups (including MSO Physicians) do, and any malpractice claim against them in connection with health care services provided at a CORI Center could negatively impact our CORI brand and thereby negatively impact our business.  In addition, a malpractice claim against MSO Physicians, our variable interest entity, could negatively impact our results of operations because the financial statements of MSO Physicians are consolidated with our own.  All surgeons who contract with us (including MSO Physicians) are required to carry malpractice coverage themselves in their respective physician group practices in accordance with the levels we and our hospital clients set, which are typically $1.0 million per occurrence and $3.0 million aggregate.  While we believe this coverage is sufficient for any contingent malpractice liability that may arise, we cannot predict the negative impact on our brand or business from any such claim.

We depend on our Chief Executive Officer, Al Henry, and other key personnel to execute our strategic plan.  If we were to lose any of them, our ability to implement our business strategy could be delayed or impaired.

Our success largely depends on the skills, experience and efforts of our key personnel, including Chief Executive Officer, Al Henry, and President, Steven Straus.  We have entered into employment agreements with each of Mr. Henry and Mr. Straus; however, we do not maintain “key-man” life insurance policies covering either of them.  The loss of Mr. Henry or Mr. Straus, or our failure to retain other key personnel, could jeopardize our ability to execute our strategic plan and materially harm our business.

We depend on our intellectual property for the establishment and operation of our CORI Programs.  If we fail to protect or enforce our intellectual property, it may negatively impact our competitive position.

We rely on a combination of trade secrets, know-how and confidentiality restrictions for the establishment and operation of our CORI Centers. We have expended significant efforts devising the types of products and services we will offer and the manner in which these will be delivered.  Our ability to maintain the secrecy and confidentiality of our trade secrets and internal knowledge are crucial to the success of our business.  Any failure to do so may negatively impact our competitive position.

RISKS RELATED TO OUR INDUSTRY

If we fail to comply with extensive laws and regulations with respect to healthcare fraud, we could suffer penalties or be required to make significant changes to our operations.

We are subject to extensive and frequently changing local, state and federal laws and regulations relating to healthcare fraud, including “anti-kickback” and other similar legislation.  The federal government continues to strengthen its position and scrutiny over practices involving healthcare fraud affecting Medicare, Medicaid, and other government healthcare programs.  In addition, recent legislation gives the federal government new jurisdiction over fraud and abuse involving private (non-governmental) healthcare programs.  Legislative provisions relating to healthcare fraud and abuse give federal enforcement personnel substantially increased funding, powers and remedies to pursue suspected fraud and abuse.  State and local enforcement officials have also become increasingly involved in investigating and prosecuting healthcare fraud and abuse.  Further, private “whistleblowers” who believe that a healthcare entity is in violation of the Federal False Claims Act (or state counterparts) can file private lawsuits over such conduct and collect damages and attorneys’ fees if successful.  While we believe that we are in, and will continue to be in, material compliance with all applicable laws, many of the regulations applicable to us are vague or indefinite and have not been interpreted by the courts.  They may be interpreted or applied by a prosecutorial, regulatory or judicial authority in a manner that could require us to make changes to our operations.  If we fail to comply with applicable laws and regulations, we could suffer civil and criminal penalties, including exclusion from Medicare and Medicaid and loss of our ability to do business with customers who participate in federal and state healthcare programs.

Many of the companies that have been prosecuted by the government for “fraud and abuse” have been so charged due to their inability to comply with the onerous regulations associated with the government billing process.  This reality necessitates that health care-related companies establish entire divisions responsible for knowing and implementing the government billing laws.  As a result, we plan to hire sufficient personnel with the knowledge and experience necessary to keep us current with the law and to further develop and implement our business policies and procedures for government billing.  Nevertheless, just because we devote our energies to this matter, we cannot guaranty that we will always be in material compliance with the regulations.  The possibility of human error, a failure to keep current with the law, our failure to properly monitor employees could all lead to government oversight, audits, or prosecution.

If we fail to comply with the laws and regulations related to the corporate practice of medicine, we could suffer penalties or be required to make significant changes to our operations.

The states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations like us, from employing physicians or laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies.  Although we exercises care to structure our arrangements with physicians, physician groups and hospitals to comply with the relevant federal and state laws and believe these arrangements comply with applicable laws in all material respects, we do not know if any governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations. If we fail to comply with applicable laws and regulations, we could be forced to change or business model.

Our operations may suffer if government regulations or the United States healthcare industry change.

The healthcare industry is highly regulated at the local, state and federal level.  Consequently, we are subject to the risk of changes in various local, state and federal laws.  In addition, in recent years the healthcare industry has undergone significant changes in an effort to reduce costs and government spending.  We expect the healthcare industry to continue to change significantly in the future.  These regulatory and governmental changes may affect our operations, and a review of our business by regulatory authorities may result in a determination that could adversely affect the operation of our business.

Federal and state laws that protect patient health information may increase our costs and limit our ability to collect and use information.

Numerous federal and state laws and regulations govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including the federal Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and related administrative regulations.  As part of our services, we may collect and maintain patient-identifiable health information.  We believe that we are in material compliance with HIPAA and related regulations; however, the regulations implementing HIPAA continue to evolve, and we cannot at this time estimate the cost of compliance with standards that have not yet been finalized by the U.S. Department of Health and Human Services.  These standards may also be revised in the future.  The new and revised health information standards may have significant effects on the manner in which we handle healthcare related data.  If we are unable to comply with existing or new laws or regulations, we may be required to modify the way we conduct our business, or we may find ourselves subject to significant penalties.  Furthermore, the cost of complying with these laws and regulations could be significant.

Fluctuation in reimbursement payments from Medicare, Medicaid and private health care insurance payors may cause our revenues to fluctuate and could negatively impact our financial performance.

Currently, the majority of our revenue for the provision of bariatric surgery comes from Medicare, Medicaid and third party private health care insurance and managed care companies.  This revenue is subject to annual fluctuations depending on a variety of factors ranging from market changes to congressional appropriations.  A reduction in the amount of revenue on a per surgery basis could adversely effect our clients’ ability to continue to pay our management fees and could lead to the termination or revision of our management services agreements.

RISKS RELATED TO AN INVESTMENT IN OUR SECURITIES

There is no existing market for our common stock.

Currently, our common stock is quoted on the Over-the-Counter Bulletin Board; however, there is no active trading market for our common stock.  Accordingly, we do not know whether the liquidity of any market in our securities will develop.  We also do not know if the holders of our securities will be able to sell such securities into the public market, and if they are able to so sell our securities, we do not know the prices at which such sales may take place.  Therefore, an investment in our securities should be considered a long-term investment and should only be considered by investors who can afford a total loss of their investment.

There is a large number of shares that may be sold in the market as a result of this offering, which may cause the price of our common stock to decline.

As of July 31, 2005, 6,552,615 shares of our common stock were outstanding.  We are registering pursuant to this prospectus 16,918,473 shares of our common stock, 2,925,584 of which are already outstanding, 1,430,627 of which are issuable upon exercise of outstanding warrants, and 12,562,262 of which are issuable upon conversion of outstanding Series A Convertible Preferred Stock.  These shares of common stock, upon acquisition pursuant to the registration statement, unless held by “affiliates,” will be freely tradable without restriction or further registration under federal securities laws immediately following their sale pursuant to the registration statement.  Sales of a substantial number of shares of our common stock in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and could materially impair our ability to raise capital through the sale of additional equity securities or to enter into strategic acquisitions with third parties.

If a market in our stock develops, the market price of our common stock could be volatile and your investment could suffer a decline in value.

If a trading market in our common stock develops, the market price for our common stock is likely to be volatile and could be susceptible to wide price fluctuations due to a number of internal and external factors, many of which are beyond our control, including:

•                                          quarterly variations in operating results and overall financial condition;

•                                          economic and political developments affecting the economy as a whole;

•                                          short-selling programs;

•                                          the stock market’s perception of the health care industry as a whole;

•                                          changes in earnings estimates by analysts;

•                                          additions or departures of key personnel; and

•                                          sales of substantial numbers of shares of common stock or securities convertible into or exercisable for our common stock.

In addition the public float of our common stock is small in comparison to our total shares outstanding on a fully diluted basis, which will likely result in a very thin public market for the trading of our shares if such a market develops.  Limited trading volume in our stock will also result in a high degree of volatility in our stock price.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As long as the trading price of our common stock is below $5.00 per share, the open-market trading of our common stock will be subject to the “penny stock” rules.  The penny stock rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1 million or annual income exceeding $200,000 or $300,000 together with their spouses).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase.  Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the SEC relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common stock, and may result in decreased liquidity of our common stock and increased transaction costs for sales and purchases of our common stock as compared to other securities.

We do not plan on declaring or paying dividends.

We have never declared or paid a dividend on our capital stock, nor do we have any plans to do so in the future.

We will not receive any proceeds from this offering and, as a result, our book value will decline as a result of this offering.

This prospectus is for the resale from time to time of shares of our common stock held by the selling stockholders. We will not receive any proceeds from the sale of shares by the selling stockholders. Pursuant to contractual requirements, we are paying all the expenses of registration for this resale offering. Accordingly, following effectiveness of this prospectus and the registration for resale, the book value of our common stock will be lower than it was previously.

FORWARD-LOOKING STATEMENTS

This document may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act.  Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

We wish to caution readers that these forward-looking statements are only predictions and that our business is subject to significant risks. The factors discussed herein, and other important factors, in some cases have affected, and in the future could affect, our actual results and could cause our actual consolidated results for 2005, and beyond, to differ materially from those expressed in any forward-looking statements made by us or on our behalf. These risks include, but are not limited to:

•      our inability to enter into additional agreements with relevant hospitals and healthcare providers;

•      our inability to obtain market acceptance;

•      our inability to grow or business efficiently;

•      possible competition from other products and services;

•      a changing regulatory environment;

•      the increasing emphasis on controlling healthcare costs and potential legislation or regulation of healthcare pricing.

You should read this prospectus and the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in this prospectus by these cautionary statements.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of our common stock offered by this prospectus.  Accordingly, we will not receive any proceeds from the sale of the common stock.  We will, however, receive proceeds from the exercise of warrants to purchase 1,430,627 shares held by the selling stockholders to the extent they are exercised.  If all the warrants are exercised, we would receive approximately $1,312,457.  We will use the proceeds from the exercise of these warrants, if any, for general corporate purposes.

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MSOD.OB.”  Prior to June 1, 2005, our common stock was quoted under the symbol “NSPS.OB.”  Prior to June 1, 2005, there was no trading market in our common stock.

The high and the low bid price per share quoted on the Over-the-Counter Bulletin Board for the period beginning June 1, 2005 and ending August 22, 2005 was $1.15 and $0.70, respectively.  These quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not represent actual transactions.

As of August 22, 2005, the last reported sales price for our common stock was $0.75.

As of July 31, 2005, there were 612 stockholders of record of our common stock.  We believe that, in addition, there are beneficial owners of our common stock whose shares are held in street name and, consequently, we are unable to determine the actual number of beneficial holders of our common stock.

DIVIDEND POLICY

Since our incorporation, we have never declared or paid any dividends on our capital stock. We currently expect to retain our future earnings, if any, for use in the operation and expansion of our business and do not anticipate paying any dividends in the foreseeable future.  In addition, we may not declare or pay a dividend without the prior approval of holders of a majority of our Series A Preferred Stock. Our existing credit facility also restricts our ability to declare or pay dividends.

SELLING STOCKHOLDERS

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders.  The table assumes the issuance of all shares of our common stock being registered hereunder upon conversion of Series A Preferred Stock and upon exercise of outstanding warrants held by the selling stockholders and that each selling stockholder is not part of a group for which ownership amounts should be aggregated.  Percentage of beneficial ownership after the offering is based on 6,552,615 shares of our common stock outstanding as of July 31, 2005 and assumes the exercise of all warrants and conversion of all Series A Preferred Stock. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

	Beneficial Ownership Before Offering			Beneficial Ownership After Offering (2)
Name	Number of Shares		Number of Shares Being Registered (1)	Number of Shares	Percent
Richard Schoninger	272,501	(3)	272,501	—	—
Bruce S. Schonbraun	218,001	(4)	218,001	—	—
Richard O. Ullman	817,501	(5)	817,501	—	—
Al Moschner	218,001	(6)	218,001	—	—
Tim Ostrowski	54,500	(7)	54,500	—	—
Mark Kubow	136,250	(8)	136,250	—	—
John Lillard	218,001	(9)	218,001	—	—
American Constantine Ins. Company Limited	272,501	(10)	272,501	—	—
Frank Murnane, Jr.	54,500	(11)	54,500	—	—
Angelo Bufalino Trustee, AJ Bufalino Trust Dated 9/28/01	54,500	(12)	54,500	—	—
Chris Perry	109,000	(13)	109,000	—	—
Patrick Salvi	109,000	(14)	109,000	—	—
Eric W. Rahn	54,500	(15)	54,500	—	—
Robin D. Rahn	54,500	(16)	54,500	—	—
Jamie R. Rahn	54,500	(17)	54,500	—	—
James D. Kensick	54,500	(18)	54,500	—	—
Steven Straus	54,500	(19)	54,500	—	—
Frank Bonvino	109,000	(20)	109,000	—	—
Harvard Developments, Inc.	1,035,502	(21)	1,035,502	—	—
Ricky C. Sandler	54,499	(22)	54,499	—	—
Echo Capital Grown Corporation	545,000	(23)	545,000	—	—
Dr. Lloyd Moriber	217,999	(24)	217,999	—	—
CLK, Inc.	54,499	(25)	54,499	—	—
Terrence L. Mealy	272,499	(26)	272,499	—	—
Donald C. Carter	817,501	(27)	817,501	—	—
Shea Ventures, LLC	2,725,007	(28)	2,725,007	—	—
New England Partners Capital, LP	1,635,002	(29)	1,635,002	—	—
LBJ Holdings, LLC	108,999	(30)	108,999	—	—
RMC Capital, LLC	545,000	(31)	545,000	—	—
Morgan Investors X	545,000	(32)	545,000	—	—
Edward J. Wehmer Revocable Trust of 2004	109,000	(33)	109,000	—	—
Seneca Health Partners LP I	872,001	(34)	872,001	—	—
1991 Finlayson Family Trust	54,499	(35)	54,499	—	—
Connor Family Trust	54,499	(36)	54,499	—	—
Pride Equities, Inc.	150,000		150,000	—	—
Anthony Hoffman	49,300		49,300	—	—
Bedros Asare	18,350		18,350	—	—

Peter E. Berney	18,350		18,350	—	—
Michael Falk	635,610	(37)	635,610	—	—
Robert O’Sullivan	412,920	(38)	412,920	—	—
Robert Priddy	54, 639	(39)	54,639	—	—
Carl Kleidman	26,146	(40)	26,146	—	—
Keith Rosenbloom	26,146	(41)	26,146	—	—
Joseph Pallotta	64,751	(42)	64,751	—	—
Ed Shea	7,636	(43)	7,636	—	—
Inder Tallur	10,093	(44)	10,093	—	—
Robert Tucker	5,028	(45)	5,028	—	—
Daniel Parker Living Trust	5,028	(46)	5,028	—	—
Douglas Levine	3,428	(47)	3,428	—	—
Greg Manocherian	372	(48)	372	—	—
Jeff Frank	143,064	(49)	143,064	—	—
Cecilio Rodriguez	20,396	(50)	20,396	—	—
Bonnie Giusto	9,222	(51)	9,222	—	—
Vicki Johannes	2,306	(52)	2,306	—	—
Scott Lee	3,842	(53)	3,842	—	—
Belusha, L.P.	1,536,904	(54)	672,396	864,508	4.2%
Michael Wood	1,536,904	(55)	672,396	864,508	4.2%
James Sapala	1,536,904	(56)	672,396	864,508	4.2%
Michael Schuhknecht	1,536,904		672,396	864,508	4.2%
Total	16,918,473		16,918,473

*	Less than 1%.

(1)	Represents the number of shares we are required to register pursuant to registration rights of the selling stockholders.

(2)	Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.

(3)	Consists of 272,501 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(4)	Consists of 218,001 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(5)	Consists of 817,501 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(6)	Consists of 218,001 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(7)	Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(8)	Consists of 136,250 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(9)	Consists of 218,001 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(10)	Consists of 272,501 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(11)	Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(12)	Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(13)	Consists of 109,000 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(14)	Consists of 109,000 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(15)	Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(16)	Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(17)	Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(18)	Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(19)

Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder. Mr. Straus is our President and Chief Operating Officer.

(20)	Consists of 109,000 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(21)	Consists of 1,035,502 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(22)	Consists of 54,499 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(23)	Consists of 545,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(24)	Consists of 217,999 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(25)	Consists of 54,499 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(26)	Consists of 272,499 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(27)	Consists of 817,501 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(28)

Consists of 2,725,007 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder. John Morrissey, a principal of Shea Ventures, was a member of our board of directors from July 2004 until May 2005.

(29)

Consists of 1,635,002 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder. Ed Snape, a principal of New England Partners, was a member of our board of directors from July 2004 until May 2005.

(30)	Consists of 108,999 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(31)	Consists of 545,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(32)	Consists of 545,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(33)	Consists of 109,000 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(34)	Consists of 872,001 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(35)	Consists of 54,499 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(36)	Consists of 54,499 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(37)	Consists of a warrant to purchase 635,610 shares of our common stock. Mr. Falk is a principal of Commonwealth Associates and a principal stockholder of ours

(38)	Consists of a warrant to purchase 412,920 shares of our common stock. Mr. O’Sullivan is a principal of Commonwealth Associates and a principal stockholder of ours.

(39)	Consists of a warrant to purchase 54,639 shares of our common stock.

(40)	Consists of a warrant to purchase 26,146 shares of our common stock.

(41)	Consists of a warrant to purchase 26,146 shares of our common stock.

(42)	Consists of a warrant to purchase 64,751 shares of our common stock.

(43)	Consists of a warrant to purchase 7,636 shares of our common stock.

(44)	Consists of a warrant to purchase 10,093 shares of our common stock.

(45)	Consists of a warrant to purchase 5,028 shares of our common stock.

(46)	Consists of a warrant to purchase 5,028 shares of our common stock.

(47)	Consists of a warrant to purchase 3,428 shares of our common stock.

(48)	Consists of a warrant to purchase 372 shares of our common stock.

(49)	Consists of a warrant to purchase 143,064 shares of our common stock.

(50)	Consists of a warrant to purchase 20,396 shares of our common stock.

(51)	Consists of a warrant to purchase 9,222 shares of our common stock.

(52)	Consists of a warrant to purchase 2,306 shares of our common stock.

(53)	Consists of a warrant to purchase 3,842 shares of our common stock.

(54)	Consists of 1,536,904 shares of our common stock held by Belusha, L.P., an entity controlled by Irene Henry, mother of Al Henry. Mr. Henry is our Chief Executive Officer and Chairman.

(55)	Mr. Wood is an employee of MSO Physicians, P.C.

(56)	Mr. Sapala is the sole stockholder of MSO Physicians, P.C.

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                 privately negotiated transactions;

•                  short sales effected after the date of this prospectus;

•                 through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                 broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                 a combination of any such methods of sale; and

•                 any other method permitted pursuant to applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.  The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any.  Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents.  We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of the securities will be paid by the selling stockholders and/or the purchasers.  Each selling stockholder has represented and warranted to us that it acquired the securities subject to this registration statement in the ordinary course of such selling stockholder’s business and, at the time of its purchase of such securities such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.  We have advised each selling stockholder that it may not use shares registered under this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.  Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates.  In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

BUSINESS

Overview

MSO is a corporation organized pursuant to the laws of the State of Delaware with its principal corporate office located at 2333 Waukegan Road, Suite 175, Bannockburn, Illinois. Its telephone number is (847) 267-0801. MSO was formed in July 2002 as a Delaware limited liability company and commenced operations in January 2003. MSO converted into a Delaware corporation in March of 2004.

MSO is an obesity disease management company, which manages the provision of both a non-interventional weight loss (W-L) treatment option and a bariatric surgery option to members of health plans, employees of self insured corporations and the general public.

In the third quarter of 2005, we began to manage the provision of non-interventional weight loss programs for obesity.  The non-interventional weight loss programs include individualized telephone and online coaching sessions, performed by licensed psychotherapists who develop an individualized weight-loss plan for each enrollee.  The plan includes nutritional guidance from a licensed dietician, self-directed online weight loss support, web-based educational resources, online self-directed components, and interactive goal-setting software which is enhanced by the monthly telephonic coaching sessions. This new weight-loss program expands MSO service offerings to its clients and broadens MSO to become a obesity disease management company.  With over 7,000 gastric bypass surgeries performed to date, MSO is able to contribute the clinical knowledge of the physicians who perform these surgeries in its CORI Centers to the new weight-loss design.  Individual weight-loss programs are created for each client and the personal coach helps the client achieve desired goals with regularly scheduled coaching sessions.  The non-interventional weight-loss market is five to ten times larger than the number of bariatric surgeries performed annually in the U.S.  Many U.S. health plans require a certain number of months of non-interventional weight loss treatment before such health plan will cover a medically-necessary gastric bypass surgery.  Therefore, we expect our new weight loss program will not only generate significant numbers of new enrollees but the program will also compliment the surgical treatment for obesity.

Surgical treatment for obesity is offered through acute care hospitals where we have established a dedicated bariatric surgery center (each, a “CORI Center”).  We enter into management services agreements with acute care hospitals to establish CORI Centers under our proprietary name Center for Obesity Related Illness (“CORI”).  There are currently five such CORI Centers in operation.  We also enter into management services agreements with highly skilled and experienced surgeons trained to perform the Sapala-Wood Micropouch® surgery as well as laparoscopic gastric bypass surgery and the Lap-Band procedure.  These surgeons perform the surgeries at each CORI Center.  Compensation from the hospital clients comes in the form of management fees which are based on the fair market value of the services we provide to the applicable hospital.  The surgeons currently performing obesity related surgery at our CORI Centers have collectively performed over 7,000 gastric bypass surgeries in the last twenty years, and our five CORI Centers currently have an average run rate of approximately 1,200 cases per year.

We believe we are the only obesity disease management company in the U.S. to offer both a surgical and non-interventional weight loss approach to controlling the epidemic of obesity in the U.S.  Our obesity disease management programs have demonstrated measurable outcomes for obese individuals.  Our programs utilize behavioral assessment in addition to a clinical evaluation of the individual’s health status and assessment of comorbidities due to the disease of obesity.

We do not provide professional medical or other health services to patients; however, throughout this prospectus we may refer to services that we offer that include professional services.  These professional services are provided by a “variable interest entity,” MSO Physicians, P.C., an entity that is wholly-owned by Dr. James Sapala (“MSO Physicians”) and other professional service providers that are not managed by us.  Dr. Sapala in one of our founders and a principal stockholder.

Morbid obesity is an epidemic in the U.S. with over 15 million people who are one hundred pounds or more overweight. While the number of surgeons who are treating bariatric patients is growing, the expertise required by hospitals and surgeons to identify and effectively screen this patient population and the infrastructure required to properly evaluate, treat and follow-up with bariatric surgery patients is significant. In particular, hospitals and physicians in local markets lack expertise in market research, demographic analysis, specialized marketing, sales, public relations and media buying relevant to this particular patient population. MSO provides management services related to each of the foregoing to both its hospital clients and to the surgeon or surgeon group that performs the surgery.

Regarding the non-interventional weight loss program, MSO’s ability to coach and monitor individuals in the weight loss plan enable those individuals to qualify for the surgery options of major health plans, if surgery is desired by the individual.  Many major US health plans require a certain number of months of non-interventional weight loss treatment before an individual may be qualified for the surgery option.  Gastric bypass surgery is an elective surgical option covered by most health plans.

The Obesity Epidemic

From 1960 to 2000, the prevalence of obesity has steadily increased over the years among genders, all ages, all racial/ethnic groups, and all educational levels.  A body mass index (“BMI”) above 40, which means approximately one hundred pounds overweight for men and about eighty pounds for women, indicates that a person is severely obese and therefore a candidate for gastric bypass surgery.  BMI of greater than 25, but less than 30, increased from 31.5% to 33.6% in U.S. adults aged 20 to 74.  The prevalence of obesity (BMI of greater than 30) during this same time period more than doubled from 13.3 to 30.9%, with most of this rise occurring in the past 20 years.  From 1988 to 2000, the prevalence of extreme obesity, or a BMI in excess of 40, increased from 2.9% to 4.7%, up from 0.8% in 1960.  In 1991, four states had obesity rates of 15% or higher, and none had obesity rates above 16%.  By 2000, every state except Colorado had obesity rates of 15% or more, and twenty-two states had obesity rates of 20% or more.

While there is no generally accepted definition for obesity (as distinct from overweight) in children (ages 6-11) or adolescents (ages 12-19), the prevalence of overweight (meaning they had a BMI for their age between the 85th and 95th percentile) children and adolescents in the U.S. is increasing.  Approximately 15.3% of children and 15.5% of adolescents were overweight in 2000.  An additional 15% of children and 14.9% of adolescents were at risk for becoming overweight.

According to the National Institutes of Health (NIH) and the Surgeon General, approximately $123 billion of all U.S. health care related costs in 2003 were spent on obesity or obesity-related complications.  Healthcare costs linked to obesity are greater than those related to smoking or alcohol abuse.

U.S. Market for Bariatric Surgery

Almost 65% of all Americans are overweight which is defined as being 10 to 30 pounds over a healthy weight.  About 31%, or about fifty-nine million people, are clinically obese, which is defined as roughly 30 or more pounds over a healthy weight.  Obesity has been shown to increase the probability of an individual developing diabetes, heart disease, some types of cancer and a host of other health problems.

As many as thirteen to sixteen million people in the U.S. have either a BMI of 40 or above, or a BMI of 35 or above, with serious complicating conditions such as diabetes, hypertension, cardiopulmonary programs, asthma, sleep apnea or arthritis and joint problems.  Three hundred thousand U.S. adults die each year from causes related to obesity.  The number of extremely obese U.S. adults—those who are at least 100 pounds overweight—has increased to about four million.

While there are many modalities available to treat obesity, including prescription medications, weight loss programs, non-prescription medication, and diets, bariatric surgery has garnered much attention recently because it has been shown to be the only form of treatment that leads to sustained weight loss and long-term control of obesity. Long term studies with five plus years of follow-up have shown that the majority of weight loss surgery will lead to weight loss of between 50-75% of excess weight.  However, like all surgery, bariatric surgery is not risk free and has historically had a 1% to 2% mortality rate.  Nevertheless, because of the demonstrated success of weight loss surgery, many individuals are willing to accept the mortality rates of surgical management of their condition.

The number of trained bariatric surgeons in the U.S. is estimated by the American Society of Bariatric Surgeons (“ASBS”) at 1,200.  In 2002, approximately 80,000 bariatric surgeries were performed in the U.S.  It is projected that approximately 250,000 bariatric surgeries will be performed in 2005 in the U.S.  The market cannot currently be served by the available surgeon population. The penetration rate (i.e., rate of surgery over the number of prospective patients that would need it) is 6.25%.

•              Epidemic of Obesity in the United States

•                  Affects all ages, races and gender groups

•                  15.3% of teens and 15.5% of children (ages 6-11) were overweight in 2000

•                  Approximately 59 million Americans are clinically obese

•                  As many as 13-16 million have either (i) a BMI of 40 or above, or (ii) a BMI of 35 or above, with serious complicating conditions such as diabetes, hypertension, cardiopulmonary programs, asthma, sleep apnea or arthritis and joint problems.

•                  300,000 U.S. adults die each year from causes related to obesity

•              Economic cost of obesity exceeds $123 billion annually

•                  Healthcare costs linked to obesity are greater than those related to smoking or alcohol abuse

•              1200 Surgeons Currently Perform Bariatric Surgery

•                  620 are members of ASBS

•                  Over 25% laparoscopically qualified

•                  Membership of the ASBS more than doubled within the last three years

•                  300 Bariatric Surgical Programs (<100 organized for high volume)

•                  80,000 procedures in 2002 (<25% of procedures were laparoscopic)

•                  250,000 procedures projected in 2005

Non-Interventional Weight Loss Services

We have established a non-interventional clinically and medically supervised weight-loss program to complement its bariatric surgery program, which creates an obesity disease management company with two obesity treatment options.

We currently receive approximately 2,000 leads per month from individuals who call our call centers directly or inquire of us via the internet regarding weight-loss programs or obesity surgery.  In July 2005, we initiated a three year contract to jointly establish an enhanced, non-interventional weight-loss program with a third party outsourced behavarioral coaching company.

Our non-interventional weight-loss programs are both clinically supervised and medically supervised.  The clinically supervised non-interventional weight-loss plan includes two levels of care for the obese patient.  The first level of care is an internet based program which is interactive and provides a health risk appraisal for the client and the provider.  This level also provides self directed online weight-loss support and components, web based educational resources, and interactive goal setting software.

The second level of care for the clinically supervised program provides individualized telephonic coaching by licensed psychotherapists, who contact the enrolled individual once monthly to develop a personalized weight-loss plan covering nutritional guidance from licensed dieticians, an exercise plan from a professional fitness coach, and to convey guidance about the importance and need for behavioral change on the part of the program enrollee.

Our medically supervised non-interventional weight-loss program provides the elements of the previous two levels, but includes in addition a medically supervised component for enrollees contemplating gastric bypass surgery.  Many health plans require between three (3) to twelve (12) months of medically supervised weight-loss program treatment before surgery could be approved for reimbursement.  Our medically supervised program has a medical doctor available for monthly visitation by the enrollee to perform the monthly medical examination required by the health plan in question.

MSO’s CORI Centers

We operate our bariatric surgery centers under its proprietary name, “Center for Obesity Related Illness” or “CORI”.  Each CORI Center location is given its own CORI designation (i.e. CORI at the Detroit Medical Center or CORI at St. Vincent’s Hospital, New York City).  Our purpose is to create a branded bariatric surgery center for each of our hospital clients.

In January 2003, we entered into our first contract with the Detroit Medical Center – Harper University Hospital.  Subsequently, we signed three additional contracts: St. Joseph Mercy Hospital and Garden City Hospital located in Michigan and Saint Vincent Catholic Medical Center in New York.  In the first quarter of 2004, we executed our fifth and sixth contracts with Boca Raton Community Hospital in Boca Raton in Florida and Victory Memorial Hospital in Brooklyn, New York, respectively.  In the second quarter of 2004, we executed our seventh contract with Ingalls Memorial Hospital in Harvey, Illinois.  In 2005, we executed contracts with Parkway Hospital in Forest Hills, New York and Brookhaven Memorial Hospital Medical Center  in Patchogue, New York. During the first quarter of 2005, we terminated our agreements with the St. Joseph Mercy Hospital, Garden City Hospital and Boca Raton Community Hospital and closed the CORI Centers in those locations  as the surgical volumes did not cover the costs of operating these programs.

Essentially, each of our hospital clients outsources to us the creation, development and management of their respective bariatric surgery programs.  The contract between us and each applicable hospital client is usually for three years and is usually at a fixed monthly fee based on the fair market value of the services we provide to that client.

Each hospital client, through us or the physicians with whom we provide management services, receives five distinct phases of patient care under the auspices of the CORI Center.  Those five areas are:

Phase 1  • Patient screening

Phase 2  • Pre-operative services

Phase 3  • Acute inpatient services

Phase 4  • Immediate post-operative services

Phase 5  • Long-term post operative services

Patient Screening.  Each patient is screened with both a history to determine co-morbidities and prior surgical history and a physical exam to determine BMI.  Many insurance providers require that a patient fail a medical regimen of weight loss prior to being eligible for reimbursement for surgery.  The patient can also undergo various tests, including sleep studies, to rule out metabolic causes for his or her obesity and to determine other potential co-morbidities.

Preoperative phase.  After the patient has decided to have bariatric surgery, meets the medical qualifications and is financially capable of paying for the procedure, the patient undergoes counseling and pre-operative testing.  Patients undergo a dietary assessment and behavioral assessment to ensure suitability for the procedure and have many diagnostic tests conducted, including ultrasounds, radiographs, EKGs, blood testing, and pulmonary function tests.  All of these procedures are revenue-generating procedures for the customer hospital.  In addition, many providers require that their patients have a Greenfield filter placed as a prophylaxis against pulmonary embolism, a potentially life-threatening condition that afflicts obese, non-ambulatory patients – which characterizes post-operative bariatric patients.

Acute Inpatient Phase.  The patient will have his or her surgery performed as well as ancillary procedures such as a cholecystectomy.  Major costs associated in this phase include ICU stays, long hospitalizations, long operating times, and surgical or post-surgical complications.  Approximately 3% of post-operative patients require telemetry to monitor their cardiac and pulmonary function.  Conversely, a hospital can benefit from surgeons with decreased operative times and patients with shorter hospital stays.  As a result of the efficiencies obtained though our management services, the average length of time a surgery takes at a CORI Center is under 90 minutes and the average patient’s length of stay in the hospital is 2.5 days.

Immediate Postoperative Phase.  During this time period, patients receive support in the form of nutritional and psychological counseling.  In addition, patients have regular post-operative visits and have wound care issues attended to.  Patients are typically not charged by the applicable physician or hospital for post-operative visits within 90 days after surgery, although they do continue to collect fees for psychological counseling.

Long Term Postoperative Phase.  Patients need long-term follow-up and maintenance on nutritional supplements following surgery.  Patients also require surveillance for anemia and their iron, Vitamin B12, and Folate levels must be periodically checked.   Finally, it is estimated that 20% of all patients undergo plastic surgery because of the excess skin overhang following extreme weight loss.  However, insurance coverage for this reconstructive surgery is highly variable.  The procedure is usually performed after maximal weight loss has been achieved at 18-24 months following the procedure.

Our Management Services

We believe that we are the first management services organization to create a nationally branded multi-program approach to assist healthcare professionals in the treatment of obesity.  We leverage our organizational economies of scale in providing case management, business, marketing and administrative services to both our hospital and healthcare provider clients.  Our clients also benefit from a nationally marketed image of excellence in the area of bariatric surgery and the treatment of obesity.

There are specific economies and distinctive competencies which give us leverage in marketing and managing our CORI Centers.  These economies and competencies are not available to any single location bariatric program, and to our knowledge, are not all present at any other multi-facility program:

•                                          Economies of Scale – Collateral materials, videos and production costs are amortized over many programs, leveraging dollars and maximizing ratios of media to production costs. The production of television and radio ads, flyers and educational materials are designed to further support our CORI Centers and up-coming bariatric seminars and support group activities.

•                                          National Media Buying Efficiencies – The most persuasive advertising cannot achieve its goal unless it reaches the consumer.  Each media plan is developed to realize this objective.

•                                          National Call Center – Experienced customer service representatives, some of whom have had bariatric surgery themselves, answer prospective patient questions and capture all necessary data for efficient processing.

•                                          Proprietary Software – Our proprietary software assures that all pertinent data is captured, that call-backs and appointment scheduling is appropriately managed and assists the call center and the each CORI Center in communicating about patients via real-time Internet messaging.  Our proprietary database also captures lead sources and media costs and provides detailed analysis of cost per lead and cost per surgery by lead source, permitting extremely precise media targeting.

•                                          Central Insurance Verification – Our central insurance verification procedures effectively and economically identify those patients with cooperative insurance payors, so their processing can be expedited, and allows us to promptly notify those patients whose insurance payor will not pay for the applicable procedure to know before they get to the applicable CORI Center or use CORI Center resources or surgeon time. This verification procedure also helps assure a favorable payor mix.

•                                          Experienced Marketing Staff – Our marketing staff has significant health care-related, and in particular bariatric surgery-specific, marketing and advertising experience.  We believe we know our target audience, their demographics, psychographics, lifestyles and media exposure habits better than others.

•                                          Extensive Internet Resources – We work with a large number of Internet partners and resources to maximize lead generation and awareness of the CORI Centers via the Internet.

•                                          Close Working Relationships with Hospital Marketing Teams – Our CORI Center marketing team works together with each hospital client to achieve the most efficient use of all available tools available to the applicable hospital client.

•                                          Branding and Co-branding – We use considerable brand name recognition and reputation that enhances the media campaigns and helps raise awareness and product differentiation for the CORI Centers and our hospital partners.

In addition, our experience has shown that the bariatric surgery patient, whether prospective or post-surgery, is informed and networked, and is likely to respond positively to a local approach.  Therefore, we operate and staff each CORI Center locally.  As a result, we perform detailed demographic and psychographic analysis to determine each market’s potential, locate feasible target areas within such market and analyze the competitive environment prior to establishing a CORI Center in such market.  We have also discovered that the success of a CORI Center can increase if proper research is conducted to determine a feasible target area in which to market, and we are able to conduct the requisite research necessary to identify markets where there is a significant population of morbidly obese adults.

In addition, we develop a customized marketing plan for each CORI Center complete with baseline assessments, identification of current referral sources and patterns, analysis of patient demographic information and the development of financial projections.  The marketing plan development includes competitive analysis such as: identifying current competition, their strengths, weaknesses, threats and opportunities resulting in a specific positioning statement and direction for the applicable CORI Center marketing plan.  Generally, each plan includes participation by the applicable hospital client and will assign staff responsibility and identify schedules and resources necessary to implement the plan.  In addition, using our proprietary software, known as SISTER, we are able to track each marketing plan with detailed reports that monitor each CORI Center’s success against its plan.  Typically, after three to six months of implementation activity, our marketing team is able to determine the long range needs of each applicable CORI Center from a marketing perspective and can recommend to management any modifications to be considered.

We also provide billing reimbursement and collection services to our hospitals and physician group clients with respect to the surgeries performed in our CORI Centers as well as to certain other physician groups and hospitals.

Competition

The bariatric surgery market is extremely fragmented.  Most bariatric surgery procedures are performed by individual surgeons or in small group practices where a single or group of general surgeon(s) may perform ten to twenty bariatric procedures per month at a given hospital as a part of a broader general surgery practice.

There are perhaps fifty to one hundred surgeons in the U.S. whose practice is primarily or exclusively bariatric surgery and who may perform twenty to forty surgery cases per month.  In general, one can divide the multi-surgery programs into two camps:  broad-based national programs (such as ours) and physician-run programs.  We believe that our broad-based national approach is more effective and efficient than a physician run program.  In a physician run program, with little infrastructure or marketing support, the time any given physician may devote to developing, marketing and operating his or her business is significantly limited by the amount of time that physician spends performing surgeries.

The management and education needed to run a successful and profitable program entails more than just clinical knowledge.  Administrative costs need to be scaled to the growth of the programs being offered, and costs per patient must decrease over time as the program develops a brand and economies of scale.

There are few other programs similar to ours that are operating bariatric surgery programs in multiple markets or multiple locations.  Listed below are the more prominent competing programs:

•                                          Barix (formerly Bariatric Treatment Centers or BTC) has for some years been the leading provider of bariatric surgery procedures in the Midwest.  Barix does not contract with acute care hospitals to establish bariatric surgery programs.  Barix is a regional competitor of ours in Michigan where Barix facilities are located.  Barix operates 10 programs in Scottsdale, AZ, Schaumburg & Belvidere, IL, Ypsilanti & Holland, MI, Groveport, OH, Langhorne & Chaddsford, PA, Wylie & Bedford, TX.

•                                          The WISH Centers (WISH) perform bariatric surgeries at approximately five centers in Downers Grove, IL, Tempe, AZ, San Antonio, TX, Renton, WA, and Springboro, OH.  WISH filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on April 22, 2005.

•                                          LivLite operates approximately twelve programs at acute care hospitals in Warren, MI, New Iberia, LA, Kingsbur & Los Angeles, CA, Scranton & Kane, PA, Houston & North Richland Hills, TX, Decatur, AL, Evansville, IN, Junction City, KS, Oxford, MS.  LiveLite is an experienced competitor of ours.

•                                          US Bariatric operates in the state of Florida and has now begun to offer more comprehensive services similar to those offered by us.  To our knowledge, US Bariatric has not expanded outside of the State of Florida.

MSO Physicians, P.C.

We contract to provide certain management services to the surgeons or surgeon groups who perform clinical and surgical services at each CORI Center.  The primary physician group performing patient care at each CORI Center is MSO Physicians, an entity owned by Dr. James Sapala.  Dr. Sapala is one of our founders and principal stockholders.

As required under Financial Interpretation No. 46, “Consolidation of Variable Interest Entities,” we have evaluated our relationship with MSO Physicians.  MSO Physicians provides services only at hospitals for which MSO Medical provides management services, and the operations of MSO Physicians have been fully funded by advances from MSO Medical.  As a result, MSO Medical is the primary beneficiary of MSO Physicians, and we have concluded that MSO Physicians is a variable interest entity.  As a result, the accounts of MSO Physicians are included in our consolidated financial statements; however, MSO Physicians receives payments for the performance if its professional services directly from third party insurers.

Government Regulations

Our business is subject to significant government regulation.  The healthcare industry is heavily regulated by federal and state statutes and regulations.  Among these statutes is a section of the Social Security Act known as the federal anti-kickback statute. This law prohibits providers and others from soliciting, receiving, offering or paying, directly or indirectly, any remuneration with the intent of generating referrals or orders for services or items covered by a federal healthcare program. Violation of this statute is a felony.  The Office of the Inspector General of the Department of Health and Human Services has published final safe harbor regulations that outline categories of activities that are deemed protected from prosecution under the anti-kickback statute. Currently there are safe harbors for various activities, including the following: investment interests, space rental, equipment rental, practitioner recruitment, personal services and management contracts, sale of practice, referral services, warranties, discounts, employees, group purchasing organizations, waiver of beneficiary coinsurance and deductible amounts, managed care arrangements, obstetrical malpractice insurance subsidies, investments in group practices, ambulatory surgery centers, and referral agreements for specialty services.

The Social Security Act also imposes criminal and civil penalties for submitting false claims to Medicare and Medicaid. False claims include, but are not limited to, billing for services not rendered, misrepresenting actual services rendered in order to obtain higher reimbursement and cost report fraud. Like the anti-kickback statute, these provisions are very broad. Further, the Social Security Act contains civil penalties for conduct including improper coding and billing for unnecessary goods and services. Careful and accurate preparation and submission of claims for reimbursement must be performed in order to avoid liability.

The Social Security Act also includes a provision commonly known as the “Stark Law.” This law prohibits physicians from referring Medicare and Medicaid patients to entities with which they or any of their immediate family members have a financial relationship for the provision of certain designated health services that are reimbursable by Medicare or Medicaid, including inpatient and outpatient hospital services.  The law also prohibits the entity from billing the Medicare program for any items or services that stem from a prohibited referral. Sanctions for violating the Stark Law include civil money penalties up to $15,000 per item or service improperly billed and exclusion from the federal healthcare programs. There are a number of exceptions to the self-referral prohibition, including an exception for a physician’s ownership interest in an entire hospital as opposed to an ownership interest in a hospital department. There are also exceptions for many of the customary financial arrangements between physicians and providers, including employment contracts, leases, professional services agreements, non-cash gifts having a value less than $300 and recruitment agreements.

In addition, the states in which we operate have laws that prohibit unlicensed persons or business entities, including corporations, from employing physicians and laws that prohibit certain direct or indirect payments or fee-splitting arrangements between physicians and unlicensed persons or business entities. Possible sanctions for violations of these restrictions include loss of a physician’s license, civil and criminal penalties and rescission of business arrangements that may violate these restrictions. These statutes vary from state to state, are often vague and seldom have been interpreted by the courts or regulatory agencies.

Although we exercise care to structure our arrangements with healthcare providers to comply with the relevant federal and state laws and believe these arrangements comply with applicable laws in all material respects, we do not know whether the governmental officials responsible for enforcing these laws will not assert that we, or transactions in which we are involved, are in violation of such laws, or that such laws ultimately will be interpreted by the courts in a manner consistent with our interpretations.

Malpractice Insurance

Recently the American Society for Bariatric Surgery and the Society of American Gastrointestinal Endoscopic Surgeons provided guidelines for hospitals granting privileges for bariatric surgery.   MSO Physicians has enrolled its four employed surgeons in Detroit in the malpractice coverage afforded by the Detroit Medical Center which provides coverage up to $1.0 million per occurrence and $3.0 million aggregate.  Another surgeon for whom we provide services, located in New York, has his malpractice insurance coverage though a local carrier which provides coverage up to $1.3 million per occurrence and $3.9 million aggregate.   All other surgeons who contract with us are required to carry malpractice coverage themselves or in their physician group practices in accordance with the levels set by us and our hospital clients, which are typically $1.0 million per occurrence and $3.0 million aggregate.  We believe this coverage is sufficient for any contingent malpractice liability that may arise.

Legal proceedings

In the ordinary course of our business, we become involved in various disputes regarding our business; however, we do not believe that the ultimate resolution of any such dispute will be material to our business, financial position or results of operations.

Properties

We currently lease approximately 5,600 square feet at our corporate headquarters at 2333 Waukegan Road, Suite 175 Bannockburn, Illinois 60015.  We also lease space in Michigan, New York and Florida.  The aggregate monthly rent for all of our facilities is approximately $35,000.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

MSO Holdings, Inc. (“we,” “MSO” or the “Company”) is an Obesity Disease Management company, which offers both a surgical and non-interventional weight loss treatment option to members of health plans, employees of self insured corporations and the general public.  The Company was formed in July 2002 and began operations in January 2003.

In the third quarter of 2005, we began to manage the provision of non-interventional weight loss programs for obesity.  The non-interventional weight loss programs include individualized telephone and online coaching sessions, performed by licensed psychotherapists who develop an individualized weight-loss plan for each enrollee.  The plan includes nutritional guidance from a licensed dietician, self-directed online weight loss support, web-based educational resources, online self-directed components, and interactive goal-setting software which is enhanced by the monthly telephonic coaching sessions. This new weight-loss program expands MSO service offerings to its clients and broadens MSO to become a obesity disease management company.  With over 7,000 gastric bypass surgeries performed to date, MSO is able to contribute the clinical knowledge of the physicians who perform these surgeries in its CORI Centers to the new weight-loss design.  Individual weight-loss programs are created for each client and the personal coach helps the client achieve desired goals with regularly scheduled coaching sessions.  The non-interventional weight-loss market is five to ten times larger than the number of bariatric surgeries performed annually in the U.S.  Many U.S. health plans require a certain number of months of non-interventional weight loss treatment before such health plan will cover a medically-necessary gastric bypass surgery.  Therefore, we expect our new weight loss program will not only generate significant numbers of new enrollees but the program will also compliment the surgical treatment for obesity.

Surgical treatment for obesity is offered through acute care hospitals where we have established a dedicated bariatric surgery center (each, a “CORI Center”).  We enter into management services agreements with acute care hospitals to establish CORI Centers under our proprietary name Center for Obesity Related Illness (“CORI”).  There are currently five such CORI Centers in operation.  We also enter into management services agreements with highly skilled and experienced surgeons trained to perform the Sapala-Wood Micropouch® surgery as well as laparoscopic gastric bypass surgery and the Lap-Band procedure.  These surgeons perform the surgeries at each CORI Center.  Compensation from the hospital clients comes in the form of management fees which are based on the fair market value of the services we provide to the applicable hospital.  The surgeons currently performing obesity related surgery at our CORI Centers have collectively performed over 7,000 gastric bypass surgeries in the last twenty years.

As required under Financial Interpretation No. 46, “Consolidation of Variable Interest Entities”, the Company has evaluated its relationship with MSO Physicians, P.C., an entity that provides professional medical services at the hospitals for which MSO Medical, Inc. provides management services. MSO Physician’s only provides services at hospitals for which MSO Medical, Inc. provided management services and the operations of MSO Physicians, P.C. have been fully funded by advances from MSO Medical, Inc. As a result, MSO Medical Inc. is the primary beneficiary of MSO Physicians., P.C., a variable interest entity. The accounts of MSO Physician’s P.C. are included in the consolidated financial statements of MSO Medical, Inc. as of and for the years ended December 31, 2004 and 2003.  MSO Physicians P.C. receives payments from third party insurers for the performance of bariatric surgery and professional medical services in the form of professional fees.

Critical Accounting Policies

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses included in the financial statements. Estimates are based on historical experience and other information currently available, the results of which form the basis of such estimates. While we believe our estimation processes are reasonable, actual results could differ from those estimates. The following represent the estimates considered most critical to our operating performance and involve the most subjective and complex assumptions and assessments.

Allowance for Doubtful Accounts

Our ability to collect outstanding patient receivables from third party payors and receivables due under our hospital management contracts is critical to our operating performance and cash flows.

The primary collection risk with regard to patient receivables lies with uninsured patient accounts or patient accounts for which primary insurance has paid but the portion owed by the patient remains outstanding. We estimate the allowance for doubtful accounts primarily based upon the age of the accounts since patient discharge date. We continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts. Significant changes in payor mix or business office operations could have a significant impact on our results of operations and cash flows.

The primary collection risk with regard to receivables due under management contracts is attributable to contractual disputes. We estimate the allowance for doubtful accounts for these receivables based primarily upon the specific identification of potential collection issues. As with our patient receivables, we continually monitor our accounts receivable balances and utilize cash collection data to support our estimates of the provision for doubtful accounts.

Allowance for Contractual Discounts

The Company receives payment for the professional medical services rendered primarily from privately sponsored managed care and commercial insurance plans for which payment is often made based on terms defined under contracts. Amounts received are generally less than the established billing rates and the differences (contractual allowances) are reported as deductions from the patient service revenue at the time the service is rendered. The various managed care contracts are often complex and may include multiple reimbursement mechanisms for different types of services provided to patients. We estimate the allowance for contractual discounts on a payor-specific basis given our interpretation of the applicable regulations or contract terms. The services authorized and provided and related reimbursement are often subject to interpretation that could result in payments that differ from our estimates. Additionally, updated regulations and contract renegotiations occur frequently necessitating continual review and assessment of the estimation process by our management.

Income Taxes

As part of our process for preparing our consolidated financial statements, our management is required to compute federal and state income taxes. This process involves estimating the tax benefit or expense of future deductible and taxable temporary differences. The future deductible and taxable temporary differences are recorded as deferred tax assets and liabilities which are components of our balance sheet. Management then assesses the realizability of the deferred tax assets based on reversals of deferred tax liabilities and, if necessary, estimates of future taxable income. If management determines that some or all of a deferred tax asset will more likely than not be realized, then a valuation allowance is recorded against the deferred tax asset. At December 31, 2004, given the significant loss incurred by the Company during 2004 and the limited operating history of the Company, the Company has established a valuation reserve of $1.3 million to reduce the net deferred tax asset to zero.

Advertising Expense

The Company expenses the production costs of advertising as incurred. The costs of communicating advertising are expensed the first time the advertising takes place. Total advertising expense was $685,000 and $1,591,000 for the years ended December 31, 2004 and 2003, respectively. $107,000 and $47,000 of advertising expenditures are included in prepaid expenses as of December 31, 2004 and 2003, respectively.

Three Months Ended June 30, 2005 Compared With Three Months Ended June 30, 2004

Revenues.   For the three months ended June 30, 2005, revenues of $1,995,255 decreased 17% as compared to revenues of $2,400,603 for the three months ended June 30, 2004.  Following is a discussion of management fee revenues from hospital contracts and professional fee revenues from surgeries performed, which are the two primary sources of revenue for MSO.

Management fee revenue:

Revenues from hospital contracts were $1,251,792 for the three months ended June 30, 2005 versus $1,588,895 for the three months ended June 30, 2004, a decrease of $337,103 or 21%.  The decrease is a result of the renegotiation of one large hospital management contract, effective July 2004, at a lower management fee than the previous contract.  The management fee revenue from this hospital was $780,000 for the three months ended June 30, 2005 compared to $1,382,000 for the year ago period, a decrease of $602,000.  The primary reason for the reduction in the monthly management fee at this hospital was lower actual patient volume than expected when the contract was originally entered into in 2004.  The decrease in patient volume is a result of a major health insurance company requiring three to twelve months of documented weight loss and/or behavioral health counseling before approving the procedure.

Total surgeries performed for the three months ended June 30, 2005 were 259 compared to 314 surgeries for the three months ended June 30, 2004, a decrease of 55 surgeries or 18%.  During the first quarter of 2005, MSO terminated three small hospital programs because the surgical volumes did not cover the fixed costs of operating these programs.  The management fee revenue from these three terminated programs for the three months ended June 30, 2004 was $159,000 compared to no revenue in the current year.

Four new hospital contracts in the second quarter of 2005 partially offset the decreased revenue from the terminated programs and the reduced management fee from the one contract discussed above.  These new contracts resulted in an increase in revenue of $427,000 for the three months ended June 30, 2005.  These new programs are in the New York market, which should become the Company’s largest market over the next six to nine months.

Professional fee revenue:

Revenues derived from professional fees were $729,955 for the three months ended June 30, 2005 versus $811,708 for the three months ended June 30, 2004, a decrease of 10%. This decrease in professional fees is attributable to the closing of the three small programs during the first quarter of 2005.  Overall professional fee revenues are expected to be higher than prior year for the second half of 2005 and for the entire year as the new programs added during the first half continue to expand and grow.

Expenses.  Operating expenses were $3,014,272 for the three months ended June 30, 2005 versus $2,703,402 for the three months ended June 30, 2004, an increase of 11% or $310,870.  The increase in operating expenses is primarily the result of merger costs.  The merger costs of $412,958 for the three months ended June 30, 2005 reflect costs associated with the reverse merger (see Note 3 of the condensed consolidated financial statements).  The merger costs consisted of a payment of $280,000 to the shareholders of National Superstars, a finders’ fee commission of $33,000, and legal and transfer agent expenses of $90,783.  In addition, the Company issued 36,700 shares to the finders valued at $9,175 based upon the fair value of the stock at the time of issuance.

Partially offsetting the increase in merger costs are declines in payroll, marketing and office expenses.  Payroll costs declined as a result of the closing of the three hospital programs during the first quarter of 2005.

While net marketing expenses as reported showed a decline over prior year of $168,201, there was approximately $194,000 of marketing expenditures that was expended on the MSO programs by the hospitals for the three months ended June 30, 2005 to provide marketing support.   No marketing was expended by the hospitals during the three months ended June 30, 2004.  Beginning in 2005, some hospital program agreements include the requirement of the hospital for reimbursement of actual marketing expenditures to support the bariatric surgery programs.  Including the marketing expenditures of the hospital, total marketing expenses for the three months ended June 30, 2005 for MSO programs were $421,959 compared to $396,437 in the year ago period.

Professional fees increased $185,476 to $330,259 for the three months ended June 30, 2005 as a result of approximately $91,000 of additional spending for business development activities, $81,000 for a long term consulting project documenting MSO clinical results, and $14,000 for additional IT consulting due to outsourcing this function.

Depreciation expense increased $15,996 to $43,095 for the three months ended June 30, 2005 as compared to $27,099 for the three months ended June 30, 2004.  The increase in depreciation expense relates to the purchase of additional computer and medical equipment for the new programs.

Interest  Income.  Interest income of $19,275 for the three months ended June 30, 2005 increased $17,968 over the same period a year ago due to the interest from securities held for investments.

Interest  Expense.  For the three months ended June 30, 2004, the interest expense of $11,814 represents amortization of the deferred financing fees and the unused commitment fee on the line of credit facility.  The interest expense for the three months ended June 30, 2004 included interest on the borrowings under the line of credit as well as the amortization of the deferred financing fees and unused commitment fee.

Loss on sale of securities.  The loss on sale of securities represents realized losses from the sale of securities held for investment purposes.

Provision for Income Taxes.  The effective tax rate for the three months ended June 30, 2005 and 2004 was 0% as the company’s tax benefit was offset by a corresponding increase in the valuation allowance for deferred income taxes. . Due to the significant loss incurred during 2004 and the limited operating history of the Company, management determined that it was more likely than not that the Company’s deferred tax assets will not be realized.

Net Loss. The company had a net loss of $1,037,069 for the three months ended June 30, 2005 compared to a net loss of $325,013 for the same period in 2004, a decrease of $712,056  The majority of the decline is due to the merger costs of $412,958 for the reverse merger transaction as well as the impact of lower revenue of $602,000 associated with the renegotiation of one of the hospital management fee contracts.  These two items impacted the net loss by $1.0 million during the three months ended June 30, 2005.

Deemed dividends to preferred stock holders.  The deemed dividends reflect the amortization of the issuance costs from the preferred stock financing.  The amount increased $86,178 to $87,925 for the three months ended June 30, 2005 as the majority of the issuance costs from the preferred stock financing was related to the closing in third quarter of 2004.  The issuance costs are being amortized from the issuance date through March 2008 which is the earliest redemption date.

Net Loss available to common shareholders.  The company had a net loss available to common shareholders of $1,124,994 for the three months ended June 30, 2005 compared to a net loss of $326,760 for the same period in 2004, a decrease of $798,234.  The decline is due to merger costs of $412,958 for the reverse merger transaction, the impact of lower revenue of $602,000 associated with the renegotiation of one of the hospital management fee contracts and the increased amortization costs of $86,178 for the issuance costs on the redeemable convertible preferred stock.  These items impacted the net loss by $1.1 million during the three months ended June 30, 2005.

Six Months Ended June 30, 2005 Compared With Six Months Ended June 30, 2004

Revenues.   For the six months ended June 30, 2005, revenues of $3,940,064 declined 3% as compared to revenues of $4,044,734 for the six months ended June 30, 2004.  Following is a discussion of management fee revenues from hospital contracts and professional fee revenues from surgeries performed, which are the two primary sources of revenue for MSO.

Management fee revenue:

Revenues from hospital contracts were $2,364,042 in 2005 versus $2,597,985 in 2004, a decrease of $233,943 or 9%.  The decrease is a result of the renegotiation of one large hospital management contract, effective July 2004, at a lower management fee than the previous contract.  The primary reason for the reduction in the monthly management fee at this hospital was lower patient volume than expected when the contract was originally entered into in 2004. The decrease in patient volume is a result of a major health insurance company requiring three to twelve months of documented weight loss and/or behavioral health counseling before approving the procedure.  The management fee revenue from this hospital was $1,560,000 for the six months ended June 30, 2005 compared to $2,237,000 for the year ago period, a decrease of $677,000.

Total surgeries performed for the six months ended June 30, 2005 were 536 compared to 567 surgeries for the six months ended June 30, 2004, a decrease of 31 surgeries or 5%.  During the first quarter of 2005, MSO terminated three small hospital programs because the surgical volumes did not cover the fixed costs of operating these programs as discussed earlier.  The management fee revenue from these three programs was $15,000 and $310,000 for the six months ended June 30, 2005 and 2004, respectively.

Four new hospital contracts for the six months ended June 30, 2004 partially offset the decreased revenue from the terminated programs and the reduced management fee from the one contract discussed above.  These new contracts resulted in an increase in revenue of $738,000 for the six months ended June 30, 2005 as compared to 2004.

Professional fee revenue:

Revenues derived from professional fees were $1,554,455 in 2005 versus $1,446,749 in 2004, an increase of 7%.  The professional fee revenue includes revenue from office visits, consultations and other procedures performed in addition to bariatric surgeries.  The other procedures and consultations helped drive the growth in professional fee revenues.

Expenses.  Operating expenses for the six months ended June 30, 2005 were $6,438,124 in 2005 versus $5,381,326 in 2004, an increase of 20% or $1,056,798.  The increase in operating expenses is primarily the result of merger costs, professional fees and restructuring costs.

The merger costs of $447,261 for the six months ended June 30, 2005 reflect costs associated with the reverse merger (see Note 3 to the condensed consolidated financial statements).  The merger costs consisted of a payment of $280,000 to the shareholders of National Superstars, a finders’ fee commission of $33,000, legal and transfer agent expenses of $125,087.  In addition, the Company issued 36,700 shares to the finders valued at $9,175 based upon the fair value of the stock at the time of issuance.

During the first quarter of 2005, as a result of the closing of certain programs and consolidation of certain functions, the Company reduced headcount and other operating expenses.  Accordingly, $158,126 was charged to operations in 2005, consisting of $33,126 for severance costs, which is included in payroll expenses, and $125,000 for earlier lease termination costs, which is included in rent expense.

Professional fees increased $363,424 to $658,631 for the six months ended June 30, 2005 primarily as a result of additional spending for business development activities of approximately $191,000, consulting project documenting MSO clinical results of $158,000, and an increase in IT consulting of $59,000 due to outsourcing the IT function.

While net marketing expenses as reported showed a decline over prior year of $192,191, there was approximately $231,000 of marketing expenditures that was expended on the MSO programs by the hospitals for the six months ended June 30, 2005 to provide marketing support.   No marketing was expended by the hospitals during the three months ended June 30, 2004.  Beginning in 2005, some hospital program agreements include the requirement of the hospital for reimbursement of actual marketing expenditures to support the bariatric surgery programs.  Including the marketing expenditures of the hospital, total marketing expenses for the six months ended June 30, 2005 for MSO programs were $856,000 compared to $817,000 in the year ago period.

Bad Debt expense decreased $77,630 to $222,370 for the six months ended June 30, 2005 compared to $300,000 for the six months ended June 30, 2004.  The decrease is a result of the new billing system implemented in 2004, which has resulted in better tracking and follow up of unpaid invoices.

Depreciation expense increased $42,646 to $86,720 for the six months ended June 30, 2005 as compared to $44,074 for the six months ended June 30, 2004.  The increase in depreciation expense relates to the purchase of additional computer and medical equipment for the new programs.

Interest  Income.  Interest income of $47,938 for the six months ended June 30, 2005 increased $46,509 over the same period a year ago due to the interest from securities held for investments.

Interest  Expense.  For the six months ended June 30, 2004, the interest expense of $23,033 represents amortization of the deferred financing fees and the unused commitment fee on the line of credit facility.  The interest expense for the six months ended June 30, 2004 included interest on the borrowings under the line of credit as well as the amortization of the deferred financing fees and unused commitment fee.

Loss on sale of securities.  The loss on sale of securities represents realized losses from the sale of securities held for investment purposes.

Provision for Income Taxes.  The effective tax rate for the three months ended June 30, 2005 and 2004 was 0% as the company’s tax benefit was offset by a corresponding increase in the valuation allowance for deferred income taxes. . Due to the significant loss incurred during 2004 and the limited operating history of the Company, management determined that it was more likely than not that the Company’s deferred tax assets will not be realized.

Net Loss. The company had a net loss of $2,510,346 for the six months ended June 30, 2005 compared to a net loss of $1,384,014 for the same period in 2004, a decrease of $1,126,332.  The majority of the decline is due to the merger costs of $447,261 for the reverse merger transaction as well as the impact of lower revenue of $677,000 associated with the renegotiation of one of the hospital management fee contracts.  These two items impacted the net loss by $1.1 million during the six months ended June 30, 2005.

Deemed dividends to preferred stock holders.  The deemed dividends reflect the amortization of the issuance costs from the preferred stock financing.  The amount increased $173,564 to $175,311 for the six months ended June 30, 2005 as the majority of the issuance costs from the preferred stock financing was related to the closing in the third quarter of 2004.  The issuance costs are being amortized from the issuance date through March 2008 which is the earliest redemption date.

Net Loss available to common shareholders.  The company had a net loss available to common shareholders of $2,685,657 for the six months ended June 30, 2005 compared to a net loss of $1,385,761 for the same period in 2004, a decrease of $1,299,896.  The decline is due to merger costs of $447,261 for the reverse merger transaction, the impact of lower revenue of $677,000 associated with the renegotiation of one of the hospital management fee contracts and the increased amortization costs of $173,564 for the issuance costs on the redeemable convertible preferred stock.  These items impacted the net loss by $1.3 million during the six months ended June 30, 2005.

Year Ended December 31, 2004 Compared With Year Ended December 31, 2003.

Revenues.   For the year ended December 31, 2004, revenues of $7,435,486 increased 8% as compared to revenues of $6,869,457 for the year ended December 31, 2003.  Revenues from hospital contracts during 2004 were $4,602,891 versus $3,728,400 in 2003, an increase of 24%.  The increase in the management fees was the result of expansion of the number of hospital programs in 2004 versus 2003. MSO has five active programs in 2004 compared to 2 programs in 2003.

Revenues derived from professional fees in 2004 were $2,821,631 versus $3,141,057 in 2003, a decrease of 10%.  This decrease has principally been caused by changes in the reimbursement requirements of  the largest payor imposed mid year 2004, which restricted member policy utilization by imposing twelve consecutive months of weight loss documentation as a prerequisite for surgery.

Expenses.  Operating expenses in 2004 were $12,735,209 versus $6,241,837 million in 2003, an increase of 104% or $6,493,372 million.

Payroll expenses increase $2,563,933 or 61% in 2004 compared to 2003 due to headcount additions relating to the new programs added in 2004 of $379,000, higher wages paid to physicians of $744,000, and additional headcount for business development and administration of $1,284,000.

Marketing expenses increased $905,664 or 132% in 2004 compared to 2003 to support the new programs added during the year.

Professional fees increased by 1,419,733 or 469% for the year ended December 31, 2004 as compared to 2003.  The increase in professional fees was principally due to legal expenses relating to the reverse merger of $390,000, accounting fees of $140,000, the addition of business development consultants of $546,000, recruiting fees of $70,000 and IT consulting to support the opening of new clinics of $61,000.

Travel and entertainment expense increase $319,295 or 246% for the full year 2004 versus 2003 due to increased travel to open new operations, and managers that resided at the corporate location acted as Program Managers at the local clinics which added to travel expenses.

Rent, utilities and office expenses increased $718,874 or 150% for the full year 2004 versus 2003 due to the opening of new facilities to support the new programs.

Malpractice insurance increased $189,582 or 287% for the full year 2004 versus 2003 due to rate increases as well as new physicians that were only employed for a partial year in 2003.

Depreciation expense increased $80,461 for the full year 2004 versus 2003 due to the purchase of additional computer and medical equipment for the new programs as well as the new billing and accounting software acquired during the year.

Income (Loss) from Operations.  The Loss from Operations of $5,299,723 for the year ended December 31, 2004 is a $5,927,343 decline from the Income from Operations of $627,620 in 2003.  The decline in income is due to the increased level of operating expenses from the expansion of programs and other costs incurred without a corresponding increase in revenues.

Interest Expense.  Interest expense in 2004 of $88,009 is up $85,867 over 2003 due to the borrowings under the line of credit during the year.  In addition, the amortization of the line of credit financing fees of $34,530 is reflected as interest expense.

Provision for Income Taxes.  The effective tax rate for the twelve months ended December 31, 2004 was 0% as the company’s tax benefit was offset by a corresponding increase in the valuation allowance for deferred income taxes.  Due to the significant loss incurred during 2004 and the limited operating history of the Company, management determined that it was more likely than not that the Company’s deferred tax assets will not be realized.

Until March 28, 2004 the Company was a member owned Limited Liability Company that was treated as a partnership for US income tax purposes.  As such, it was not subject to federal income taxes.  Each partner was required to report on its tax return its distributive share of the partnership’s taxable income.  The Company was subject to certain state and local unincorporated business taxes.  A provision of $15,000 for such taxes was recorded in 2003.

In March 2004, the Company terminated its limited liability company status and became subject to federal and state income taxes. The accompanying consolidated statement of operations reflect a pro forma provision for income taxes for the year ended December 31, 2003 as if the Company had been subject to federal and state income taxes for all periods presented. The difference between the statutory and estimated effective tax rate is due to state income taxes (6%) at December 31, 2003 and approximately $80,000 of income for the year ended December 31, 2003 attributable to MSO Physician’s P.C., an S-Corporation, whose accounts are included in the consolidated financial statements of the Company.  In connection with the termination of its limited liability company status, the Company recorded a net deferred tax asset to reflect the differences in the financial statements and tax bases of the assets and liabilities which relate primarily to accrued expenses. Due to the uncertainty of future realization, a valuation reserve has been established for the deferred tax assets at December 31, 2004.

Net Income (Loss). The company had a net loss of $5,377,101 in 2004 compared to a net income of $612,789 for 2003.  As explained above, during 2004 the Company incurred additional costs to expand the business without the corresponding increase in revenue.

Deemed dividends to preferred stock holders.  The deemed dividends of $132,069 for the year ended December 31, 2004 reflect the amortization of the issuance costs from the preferred stock financing.  The issuance costs are being amortized from the issuance date through March 2008 which is the earliest redemption date.

Net Loss available to common shareholders.  The company had a net loss available to common shareholders of $5,509,170 for the year ended December 31, 2004 compared to a net income available to common shareholders of $612,789 in 2003.  As explained above, during 2004 the Company incurred additional costs to expand the business without the corresponding increase in revenue.  In addition, the deemed dividends to preferred stockholders increased the loss by $132,069 for the year ended December 31, 2004.

Liquidity and Capital Resources

For the six months ended June 30, 2005 and 2004:

On June 30, 2005, the Company had $2.5 million in cash and short term investments that can be converted to cash and positive working capital of $2.0 million compared to $5.6 million in cash and investments and $4.9 million in working capital as of December 31, 2004.

The Company used $2.6 million of cash from operations for the six months ended June 30, 2005 primarily to fund the operating loss.  Changes in assets and liabilities during the year ended June 30, 2005 used $473,000 of cash primarily due to increases in accounts receivables due to delays in getting provider numbers in order to invoice the payers and prepaid expenses due to business insurance premium payments.  Partially offsetting these above uses of cash is an increase in accounts payable primarily as a result of unpaid invoices from legal fees and insurance premiums.

During the six months ended June 30, 2004, the Company used $862,000 of cash from operations due to the operating loss.  Changes in assets and liabilities during the year ended June 30, 2004 generated $206,000 of cash primarily due to collections of accounts receivables (as a result of the implementation of the new billing system) and higher accrued wages and benefits due to timing of payroll period cutoff.  Partially offsetting these items were payments made for accounts payable and accrued expenses out of the proceeds from the redeemable preferred stock.

For the six months ended June 30, 2005, the Company generated $3.0 million of cash from investing activities of which $3.1 million (net of purchases) was from the sale of securities held for sale.  The securities are held in a Fidelity short-term municipal mutual fund and can be liquidated immediately upon notice.  Partially offsetting the proceeds from the sale of securities, the Company used $121,000 for the purchase of property and equipment.  The purchase of property and equipment primarily reflect the addition of computer equipment and medical equipment to expand the programs as well as computer software purchased for billing and accounting.

For the six months ended June 30, 2004, the Company used cash of $267,000 from investing activities from the purchase furniture, computer and medical equipment, leasehold improvements and software to track patients.

For the six months ended June 30, 2005, the Company used cash of $385,000 to repurchase 1,536,904 shares of common stock (see Note 10 of the Notes to Consolidated Financial Statements).

For the six months ended June 30, 2004, the Company generated cash of $2.3 million from the sale of   Series A Convertible Preferred Stock offering to new shareholders.  The Company received net proceeds of $2.2 million from the Series A Convertible Preferred Stock offering.  Partially offsetting the proceeds from the financing, the Company paid a distribution of $157,000 to the shareholders.  In addition, the Company had net borrowings under the Line of Credit of $282,000 less $99,046 for financing fees associated with the line of credit.

As a result of headcount and salary reductions implemented in the third quarter of 2005, the Company believes it has adequate liquidity to meet current and planned liquidity needs to fund operations for at least the next 18 months. In August 2005, the Company implemented cost reductions including salary and headcounts reductions, expected to result in a reduction of expenses of approximately $100,000 per month.

There are a number of new hospital programs in the contract negotiation stage, which once completed will increase revenue.  Adding one or two of these new programs, depending on the size, will add enough revenue to obtain positive cash flow.

If we are successful in penetrating other hospitals, we may need additional capital to fund that growth. We anticipate this additional capital will come from both operations as well as debt financing such as our line of credit. Currently, we have a $1 million line of credit agreement which expires in January 2007.  This line of credit bears interest at prime plus 2% subject to a minimum interest of 7.5%. This line of credit includes certain restrictive covenants, including covenants relating to the Company’s net worth and liquidity. Currently, the Company is in default of the required financial covenants. The Company is actively working with the lender to obtain a waiver of these defaults and reinstate the credit line availability.

In addition, we are also considering the possibility of raising additional funds through the sale of additional equity securities. We currently have no commitments for any such sale of equity securities.

In the event we are unable to obtain adequate financing through reinstating our line of credit, complete the sale of equity securities, or if the company’s revenue does not grow as anticipated, we may not have adequate capital to implement our growth strategies and we would implement additional cost reductions in order to achieve positive cash flow.

For year ended December 31, 2004 and 2003:

On December 31, 2004, the Company had $5,595,045 in cash and short term investments that can be converted to cash and positive working capital of $4,865,261 million compared to $106,162 million in cash and investments and $263,672 in working capital as of December 31, 2003. The improvement is a result of the Series A Convertible Preferred Stock offering (see Note 12 to Consolidated Financial Statements).

The Company used $4,134,491 million of cash from operations for the year ended December 31, 2004 primarily to fund the operating loss.  Changes in assets and liabilities during the year ended December 31, 2004 generated $671,448 of cash primarily through lower accounts receivables due to better collections as a result of implementing new billing system and an increase in accrued liabilities due to an increase in accruals for professional fees and costs associated with the contemplated reverse merger transaction with National Superstars.

During the year ended December 31, 2003, the Company generated $173,351 of cash from operations.  Changes in assets and liabilities during the year ended December 31, 2003 used $744,292 of cash.  Cash was used primarily to fund the growth in accounts receivables of $1,432,080 during 2003.  Partially offsetting the growth in accounts receivable was increases in accounts payable and accrued liabilities.

For the year ended December 31, 2004, the Company used $5,781,989 of cash in investing activities of which $412,437 was for the purchase of property and equipment and $5,369,552 million (net of proceeds) was for the purchase of securities held for sale.  The securities are held in a Fidelity short-term municipal mutual fund and can be liquidated immediately upon notice.  The purchase of property and equipment primarily reflect the addition of computer equipment and medical equipment to expand the programs as well as computer software purchased for billing and accounting.

For the year ended December 31, 2003, the Company used cash of $258,904 from investing activities from the purchase of furniture, computer and medical equipment, leasehold improvements and software to track patients.

For the year ended December 31, 2004, the Company generated cash of $10,055,224 principally from financing activities in relation to the Series A Convertible Preferred Stock offering.  The Company received net proceeds of $10,511,430 million from the Series A Convertible Preferred Stock offering (see Note 12 of the Notes to Consolidated Financial Statements).  Partially offsetting the proceeds from the financing, the Company repaid $200,000 of shareholder payable, made a distribution to shareholders of $157,160 and paid $99,046 for financing fees associated with the line of credit (see Note 8).

For the year ended December 31, 2003, the Company generated cash of $191,705 from financing activities with $200,000 coming from a shareholder advance.  The company paid $8,295 for financing fees associated with the line of credit (see Note 8).

MANAGEMENT

Executive Officers and Directors

Set forth below are the name, age, position and a brief account of the business experience of each of our executive officers and directors as of August 22, 2005.

Name	Age	Positions Held and Tenure

Albert J. Henry	67	Chairman, Chief Executive Officer and Director

Steven Straus	49	President, Chief Operating Officers and Director

Tom Mason	50	Chief Financial Officer

Randolph C. Steer, Ph.D.	55	Director

Eugene Terry	66	Director

Craig Jeffries	51	Director

Albert J. Henry, Chairman and Chief Executive Officer

Mr. Henry is one of our founders and has been our Chief Executive Officer and a director since 2002.  My Henry is also currently the Chairman of Henry Ventures II Limited, a venture capital firm focused on the healthcare industry (“Henry Ventures”).  From 2002 until 2004, Mr. Henry was the Chairman and Chief Executive Officer of Reimbursement Specialists, LLC, now our subsidiary.  Mr. Henry acted as the Chairman or Chief Executive Officer at many of the portfolio companies of Henry Ventures, including Synergy Pharmaceuticals, which developed three different technology platforms for three potential drugs targeted at myeloma, colon cancer, ulcerative colitis and AIDS related illnesses.  Prior to that, Mr. Henry was Vice Chairman of IVAC Medical Systems.  Prior to that, Mr. Henry was a Director, Chief Financial Officer and Chair of the Executive Committee of IMED, a company that designed, manufactured and sold the first electronic volumetric infusion pump.

Steven Straus, President and Chief Operating Officer

Mr. Straus has been our President and a director since April 2004.  Mr. Straus has served in a variety of healthcare management and board of director capacities during the past 25 years.  During 2003, Mr. Straus served as Chief Development Officer of Titan Healthcare Company, a single specialty pain management and spinal diagnostics surgery center company.  From 2001 to 2003, he was a co-founder and Vice-President of OR Partners, a single specialty ophthalmology surgery center company.  From 1997 to 2000, he was President of the healthcare products group of Jordan Industries, Inc.  Mr. Straus spent his first 15 years in the healthcare industry with Baxter Healthcare and American Hospital Supply where he rose to the positions of VP Corporate Sales (1986-1989) and VP Sales and National Accounts (1990-1993), respectively.

Tom Mason, Chief Financial Officer

Mr. Mason has been our Chief Financial Officer since March of 2005.  Mr. Mason’s financial experience spans 28 years and includes Chief Financial Officer positions for both publicly held and privately held companies.  From February 2000 to March 2005, Mr. Mason served as a Chief Financial Officer and a director of Centiv, Inc. (NASDAQ: CNTV), a publicly-held marketing services company providing web-enabled point-of-purchase merchandising solutions for consumer package goods manufacturers and major retailers.  Prior Chief Financial Officer roles included Telular Corporation (NASDAQ: WRLS), a publicly traded wireless products company and The Segerdahl Corporation, a privately held major commercial printer.

Mr. Mason began his career with KPMG/Peat Marwick as a CPA and subsequently held various finance positions with American Hospital Supply Corporation, a premier healthcare distributor and manufacture, and then held various finance, general management and operating positions with Bell & Howell Company, a provider of software and hardware solutions for the document imaging industry.  Mr. Mason received a BS in Accounting from the University of Illinois and is a CPA.

Randolph C. Steer, M.D., Ph.D., Director

Dr. Steer has been a member of our board of directors since March 2004.  Dr. Steer was formerly Medical Director at Ciba-Geigy Consumer Pharmaceuticals, and Associate Director of Medical Affairs at Marion Laboratories.  For the last five years he has been an independent consultant to health care companies seeking to treat disease states through pharmaceuticals and interventional therapeutic techniques.  Dr. Steer has specific expertise in the analysis and preparation of clinical trial and outcomes data for presentation to consumer groups, institutional insurance and employer groups and the Food & Drug Administration.  Dr. Steer has written numerous clinical trial protocols, Investigational New Drug (IND) Applications and New Drug Applications (NDA’s) to treat specific disease states.

Eugene R. Terry, Director

Eugene R. Terry has been a member of our board of directors since July 2004.  Mr. Terry is a pharmacist and is a principal of T.C. Solutions, a privately-held investment and financial services consulting firm.  Since 2004, Mr. Terry has also served as one of our consultants.  Mr. Terry is also on the board of directors of ProxyMed.  Until 2001, Mr. Terry was a director on the board of In-Home Health, a home healthcare company acquired by Manor Care, Inc.  Mr. Terry is also a director of Health Care Cost Management, Inc., a prescription auditing firm.

Craig Jeffries, Director

Mr. Jeffries has been a director of ours since July of 2005.  Since August of 2003, Mr. Jeffries has also been the Executive Director of the American Association of Ambulatory Surgery Centers (“AAASC”).  Prior to his involvement with the AAASC, Mr. Jeffries was self-employed as a health care attorney with over twelve years of experience leading growth oriented and highly regulated organizations in rapidly changing healthcare, pharmaceutical and distribution industries.

Committees of the Board of Directors

Our Board has also established a Compensation Committee and an Audit Committee.

Compensation Committee

The Compensation Committee advises and makes recommendations to the Board of Directors regarding matters relating to the compensation of directors, officers, and senior management.  The Compensation Committee is to be comprised of two or more directors.  The members of the Compensation Committee are Dr. Steer and Mr. Terry.  The compensation committee has adopted a written charter.

Audit Committee

The Audit Committee advises and makes recommendations to the Board concerning our internal controls, our independent auditors, and other matters relating to our financial activities and reporting.  The Audit Committee is to be comprised of two or more directors.  The current member of the Audit Committee is Mr. Jeffries.  We currently have a vacancy on our Audit Committee, and we are actively recruiting candidates to fill this vacancy.  All members of the Audit Committee are independent (as that term is used in Item 7(d)(3) of Schedule 14A under the Securities Exchange Act of 1934, as amended).  The Audit Committee currently has not appointed a “financial expert” within the meaning of the Securities and Exchange Act of 1934, as amended.  The Audit Committee has adopted a written Audit Committee Charter.

EXECUTIVE COMPENSATION

The following table sets forth certain information regarding the compensation paid during the last three fiscal years by MSO Medical to its executive officers serving as of December 31, 2004 for services rendered to MSO Medical during such period and whose salaries plus bonus for 2004 exceeded $100,000 or who acted as MSO Medical’s Chief Executive Officer and one additional officer (Tom Mason) whose salary and bonus would have exceeded $100,000 but for the fact that he was not serving as an executive officer at December 31, 2004 (the “Named Executive Officers”):

Summary Compensation Table

				Long-Term Compensation Awards
Name and Principal Position	Year			Securities Underlying Options (#)	Other Annual Compensation
		Annual Compensation
		Salary	Bonus

Albert Henry	2004	$207,910	—	—	$8,996	(1)
Chairman and Chief Executive Officer	2003	$150,000	—	—	$8,996	(1)
	2002	—	—	—	$8,996	(1)

Steven Straus	2004	$183,077	—	922,143	—
President and Chief Operating Officer	2003	$7,692	—	—	—
	2002	—	—	—	—

Thomas M. Mason (2)	2004	—	—	—	—
Chief Financial Officer	2003	—	—	—	—
	2002	—	—	—	—

David Starr	2004	$139,230	$20,000	104,509	—
Chief Financial Officer	2003	$107,692	—	—	—
	2002	—	—	—	—

(1)  Consists of an automobile allowance.

(2)  Mr. Mason became our Chief Financial Officer on March 3, 2005.

Option Grants in the Last Fiscal Year

The following table provides information concerning individual option grants of stock options made during fiscal 2004 to the Named Executive Officers.  The exercise prices in each case equal or exceed the fair market value of MSO Medical’s stock as determined by the MSO Medical board of directors as of the date of grant.  The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 1,364,771 shares of common stock granted under our option plans to our employees in fiscal 2004:

Name	Number of Shares of Common Stock Underlying Options Granted	Percent of Total Options Granted to Employees in Last Fiscal Year	Exercise Price ($ per Share)	Expiration Date
Albert Henry	—	—	—	—
Steven Straus	922,143	68%	$0.13	12/31/2014
Thomas M. Mason (1)	—	—	—
David Starr	104,509	8%	$0.13	12/31/2014

(1)  As of July 31, 2005, Mr. Mason had been granted options to purchase 307,381 shares of our common stock at an exercise price of $0.13 per share and that expire on March 7, 2015.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth the number of shares of our common stock subject to exercisable and unexercisable stock options that the Named Executive Officers held at December 31, 2004.  The Named Executive Officers did not exercise any options in 2004.

Name	Number of Securities Underlying Options at Fiscal Year End		Value of Unexercised In-The-Money Options at Fiscal Year End
	Exercisable	Unexercisable	Exercisable	Unexercisable
Albert Henry	—	—	—	—
Steven Straus	76,845	845,298	$9,221	$101,436
Thomas M. Mason	—	—	—	—
David Starr	52,255	52,254	$6,271	$6,270

Director Compensation

Our independent directors receive $16,000 per year in cash compensation, paid in four equal quarterly installments for attendance at board of directors’ meetings and committee meetings and $2,500 per year for each committee on which such director serves.  In addition, we grant each of our independent directors a warrant to purchase 115,000 shares of our common stock which vests in the three equal annual installments beginning on the one year anniversary of such director’s election to our board of directors.  In addition, each of our independent directors is granted an additional warrant to purchase 25,000 shares of our common stock on each one year anniversary of their appointment or election, as the case may be, such additional warrants to vest in three equal annual installments beginning on the one year anniversary of the date of grant of such warrant.

Employment Arrangements

Mr. Henry

On May 26, 2005, we entered into an Amended and Restated Executive Employment Agreement with Albert Henry, our Chairman and Chief Executive Officer (the “Henry Agreement”).  The term of the Henry Agreement expires on December 31, 2005; however, the Henry Agreement automatically renews for successive one (1) year periods unless we provide Mr. Henry written notice of our intent to terminate the Henry Agreement no later than one hundred eighty (180) days prior to the expiration of the then-current term.  Mr. Henry’s base salary under the Henry Agreement is $300,000 per year.  In addition, Mr. Henry is entitled to an annual bonus in an amount determined by the compensation committee of our board of directors.  Mr. Henry is also paid an automobile allowance of $700 per month.  Mr. Henry is also entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties as Chairman and Chief Executive Officer.  In addition, Mr. Henry is also entitled to our standard health and welfare plan benefits.

If we terminate the Henry Agreement due to Mr. Henry’s disability, we are obligated to pay him the following:  (i) a lump sum payment equal to one times his then-current annual base salary, plus (ii) a pro rated bonus, plus (iii) any other amounts then owing to Mr. Henry pursuant to the Henry Agreement.  In addition, as of the date of such termination, our right of repurchase of certain shares of stock held by Mr. Henry will be deemed to have lapsed with respect to the number of shares for which such right would have lapsed in the year in which such termination takes place.  In addition, Mr. Henry is entitled to participate in each of our health and welfare benefit plans for what would have been the remaining employment term.

If the Henry Agreement terminates due to Mr. Henry’s death, we are obligated to pay Mr. Henry’s legal representatives the following:  (i) one times Mr. Henry’s then-current annual salary, plus (ii) any other amounts then owing to Mr. Henry pursuant to the Henry Agreement.  In addition, as of the date of such termination, our right of repurchase of certain shares of stock held by Mr. Henry will be deemed to have lapsed with respect to the number of shares for which such right would have lapsed in the year in which such termination takes place.

If we terminate the Henry Agreement without “cause” (as defined in the Henry Agreement) or a “constructive termination without cause” (as defined in the Henry Agreement) takes place, we are obligated to pay Mr. Henry (i) a lump sum payment equal to one times his then-current annual base salary or the amount of base salary due for the remainder of his employment term, whichever is less, plus (ii) a pro rated bonus, plus (iii) any other amounts then owing to Mr. Henry pursuant to the Henry Agreement.  In addition, Mr. Henry is entitled to participate in each of our health and welfare benefit plans for what would have been the remaining employment term.

Mr. Straus

On May 26, 2005, we entered into an Amended and Restated Executive Employment Agreement with Steven Straus, our President (the “Straus Agreement”).  The term of the Straus Agreement expires on December 31, 2005; however, the Straus Agreement automatically renews for successive one (1) year periods unless we provide Mr. Straus written notice of our intent to terminate the Straus Agreement no later than one hundred eighty (180) days prior to the expiration of the then-current term.  Mr. Straus’ base salary under the Straus Agreement is $235,000 per year.  In addition, Mr. Straus is entitled to an annual bonus in an amount determined by the compensation committee of our board of directors.  Mr. Straus is also paid an automobile allowance of $700 per month.  Mr. Straus is also entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties as President.  In addition, Mr. Straus is also entitled to our standard health and welfare plan benefits.

If we terminate the Straus Agreement due to Mr. Straus’ disability, we are obligated to pay him the following:  (i) a lump sum payment equal to one times his then-current annual base salary, plus (ii) a pro rated bonus, plus (iii) any other amounts then owing to Mr. Straus pursuant to the Straus Agreement.  In addition, Mr. Straus is entitled to participate in each of our health and welfare benefit plans for what would have been the remaining employment term.

If the Straus Agreement terminates due to Mr. Straus’ death, we are obligated to pay Mr. Straus’ legal representatives the following:  (i) one times Mr. Straus’ then-current annual salary, plus (ii) and any other amounts then owing to Mr. Straus pursuant to the Straus Agreement.

If we terminate the Straus Agreement without “cause” (as defined in the Straus Agreement) or a “constructive termination without cause” (as defined in the Straus Agreement) takes place, we are obligated to pay Mr. Straus (i) a lump sum payment equal to one times his then-current annual base salary or the amount of base salary due for the remainder of his employment term, whichever is less, plus (ii) a pro rated bonus, plus (iii) any other amounts then owing to Mr. Straus pursuant to the Straus Agreement.  In addition, Mr. Straus is entitled to participate in each of our health and welfare benefit plans for what would have been the remaining employment term.

Mr. Mason

On May 26, 2005, we also entered into an Amended and Restated Executive Employment Agreement with Tom Mason, our Chief Financial Officer (the “Mason Agreement”).  The term of the Mason Agreement expires on September 6, 2005; however, the Mason Agreement automatically renews for successive six (6) month periods.  Mr. Mason’s base salary under the Mason Agreement is $160,000 per year.  In addition, Mr. Mason is entitled to an annual bonus in an amount determined by the compensation committee of our board of directors.  Mr. Mason is also entitled to reimbursement of reasonable out-of-pocket expenses incurred in the performance of his duties as Chief Financial Officer.  In addition, Mr. Mason is also entitled to our standard health and welfare plan benefits.

If we terminate the Mason Agreement due to Mr. Mason’s disability, we are obligated to pay him the following:  (i) a pro rated bonus, plus (ii) any other amounts then owing to Mr. Mason pursuant to the Mason Agreement.  In addition, Mr. Mason is entitled to participate in each of our health and welfare benefit plans for what would have been the remaining employment term.

If the Mason Agreement terminates due to Mr. Mason’s death, we are obligated to pay Mr. Mason’s legal representatives the following:  (i) a pro rated bonus, plus (ii) any other amounts then owing to Mr. Mason pursuant to the Mason Agreement.

If we terminate the Mason Agreement without “cause” (as defined in the Mason Agreement) or a “constructive termination without cause” (as defined in the Mason Agreement) takes place, we are obligated to pay Mr. Mason (i) a lump sum payment equal to six months pay at his then-current annual base salary, plus (ii) a pro rated bonus, plus (iii) any other amounts then owing to Mr. Mason pursuant to the Mason Agreement.  In addition, Mr. Mason is entitled to participate in each of our health and welfare benefit plans for what would have been the remaining employment term.

Indemnification

Our amended and restated certificate of incorporation and bylaws include provisions that allow us to indemnify our directors and officers for actions taken in such capacity, if the actions were taken in good faith and in a manner reasonably believed to be in our best interests and, in a criminal proceeding, the director or officer had no reasonable cause to believe that his conduct was unlawful. A director or officer who is successful in defending a claim will be indemnified for all expenses incurred in connection with his defense.

In addition, we have entered into indemnification agreements with certain of our officers and directors that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of our or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interest and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain directors and officers insurance providing indemnification for certain of our directors, officers, affiliates, partners or employees for certain liabilities.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of ours pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

One of our directors, Gene Terry, was paid a finder’s fee of approximately $120,000 in connection with the sale of our Series A Preferred Stock.  In addition, we have entered into an agreement with an entity known as T-A Partners (the “T-A Partners Agreement”).  Our director, Gene Terry, is Managing Director of T-A Partners.  Pursuant to the T-A Partners Agreement, T-A Partners is authorized to identify potential hospitals who may be candidates for a CORI Center.  In addition, T-A Partners is authorized to identify qualified bariatric surgeons to perform professional services in our CORI Centers.  In consideration for these services, we pay T-A Partners a monthly fee based on the number surgeries performed at CORI Centers run at hospitals identified by T-A Partners, not to exceed three (3) years for any given hospital.  In 2003, we did not pay Gene Terry anything pursuant to the T-A Agreement.  In 2004, we paid Gene Terry $66,000 pursuant to the T-A Agreement.  In addition, from October 2005 through December 2005, Mr. Terry will be paid an additional $3,000 per month for certain additional consulting services to us.

We engaged Commonwealth Associates, L.P. (“Commonwealth”) as a non-exclusive mergers and acquisitions advisor for a term that was originally to have ended July 31 of 2006.  We terminated this Agreement effective February 28, 2005.  We paid Commonwealth an aggregate of $120,000 pursuant to this Agreement.  In addition, Commonwealth served as MSO Medical’s placement agent in connection with the sale of its Series A Convertible Preferred Stock.  In connection with that transaction, MSO Medical paid Commonwealth a commission of $658,750.  In addition, MSO Medical issued Commonwealth warrants to purchase an aggregate of 1,430,627 shares of MSO Medical common stock.  In accordance with the terms of these warrants, Commonwealth then distributed such warrants to certain of its employees and representatives, including each of Messrs. Michael Falk and Robert O’Sullivan.  We assumed each of these warrants in connection with the Merger such that these warrants became warrants to purchase our common stock.  Each of Messrs. Falk and O’Sullivan are principal stockholders of ours by virtue of their holding such warrants.  In addition, each of Messrs. Falk and O’Sullivan are Managing Directors of Commonwealth.

Effective October 1, 2004, MSO Medical acquired all of the debt and equity interests of Reimbursement Specialists, LLC, a Delaware limited liability Company (“RS”).  Our Chairman and Chief Executive Officer, Albert Henry, was the Manager of RS.  In addition,  Reimbursement Specialists, Inc. owned a majority of the outstanding membership units of RS.  All of the outstanding stock of Reimbursement Specialists, Inc. is held by a trust, of which Mr. Henry is co-trustee, for the benefit of certain members of Mr. Henry’s immediate family.  The consideration to be paid for the acquisition of RS was to be equal to one times (1x) gross revenues generated by RS from July 1, 2004 through June 30, 2005 (the “RS Purchase Price”), with up to a maximum purchase price of $1.2 million.   The RS Purchase Price was to be paid as follows: (i) 354,610 shares of Series A Preferred Stock, and (ii) an additional number of shares of Series A Preferred Stock derived by dividing the greater of (x) $1.41, or (y) the fair market value of the Series A Convertible Stock into the difference between the RS Purchase Price and $500,000; provided, however, that the payment of the RS Purchase Price was contingent on MSO Medical achieving $3.0 million in EBITDA for the applicable twelve (12) month period and to the extent that EBIDTA was less than $3.0 million, only a pro rata portion of the RS Purchase Price was to be payable.  MSO Medical did not have positive EBITDA for the applicable twelve month period.  Therefore, the RS Purchase Price was reduced to zero.

We contract to provide certain management services to the surgeons or surgeon groups who perform clinical and surgical services at each CORI Center.  The primary physician group performing patient care at each CORI Center is MSO Physicians, an entity owned by Dr. James Sapala.  Dr. Sapala is one of our founders and principal stockholders.  As required under Financial Interpretation No. 46, “Consolidation of Variable Interest Entities,” we have evaluated our relationship with MSO Physicians.  MSO Physicians provides services only at hospitals for which MSO Medical provides management services, and the operations of MSO Physicians have been fully funded by advances from MSO Medical.  As a result, MSO Medical is the primary beneficiary of MSO Physicians, and we have concluded that MSO Physicians is a variable interest entity.  As a result, the accounts of MSO Physicians are included in our consolidated financial statements.  MSO Physicians has also entered into employment agreements with each of Drs. Sapala and Wood, who are principal stockholders of ours.  The Sapala employment agreement expires on August 31, 2005.  The Wood employment agreement provides that MSO Physicians pay Mr. Wood a salary of $150,000 per year plus 50% of professional fees generated by Dr. Wood through July 31, 2006.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 31, 2005 by: (i) each person (or group of affiliated persons) known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (ii) each of our directors; (iii) the Named Executive Officers; and (iv) all of our directors and the Named Executive Officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, unless otherwise noted. The number of shares of our common stock used to calculate the percentage ownership of each listed person includes the shares of our common stock underlying options or warrants held by such persons that are exercisable within 60 days after July 31, 2005. Percentage of beneficial ownership before this offering is based on 6,552,615 shares of our common stock outstanding as of July 31, 2005. Percentage of beneficial ownership after this offering is based on 20,545,504 shares outstanding after the offering, including the 16,918,473 shares of our common stock offered pursuant to this prospectus. The table further assumes that the selling stockholders sell all shares of our common stock registered hereunder.

Name and Address (1)	Amount and Nature of Beneficial Ownership (2)		Percentage of
			Class Beneficially Owned
			(3)
			Before Offering	After Offering
Executive Officers and Directors:
Albert Henry	1,536,904	(4)	23.4%	7.4%
Steven Straus	217,796	(5)	*	*
Tom Mason	9,606	(6)	—	—
Eugene Terry	—		—	—
Randolph C. Steer, Ph.D.	—		—	—
Craig Jeffries	—		—	—
All directors and executive officers as a group (6 persons)	1,764,306	(7)	26.0%	8.5%
5% Stockholders:
Richard O. Ullman	817,501	(8)	11.1%	—
Harvard Developments, Inc.	1,035,502	(9)	13.6%	—
Echo Capital Growth Corporation	545,000	(10)	7.7%
Donald C. Carter	817,501	(11)	11.1%	—
Shea Ventures, LLC	2,725,007	(12)	29.4%	—
New England Partners Capital, LP	1,635,002	(13)	20.0%	—
RMC Capital, LLC	545,000	(14)	7.7%	—
Morgan Investors X	545,000	(15)	7.7%	—
Seneca Health Partners LP I	872,001	(16)	11.7%	—

* Indicates ownership of less than 1% of outstanding shares.

(1)                                  The address of each of the executive officers, directors and nominees for director is S MSO Holdings, Inc., 2333 Waukegan Road, Suite 175, Bannockburn, Illinois 60015.

(2)                                  Each person listed or included in the group has sole voting power and sole investment power with respect to the shares owned by such person, except as indicated below.

(3)                                  Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days after July 31, 2004 and shares issuable upon conversion of our Series A Convertible Preferred Stock are deemed outstanding for determining the number of shares beneficially owned and for computing the percentage ownership of the person holding such options, warrants or Series A Convertible Preferred Stock but are not deemed outstanding.

(4)                                  Consists of 1,536,904 shares of our common stock held by Belusha, L.P., an entity controlled by Irene Henry, mother of Al Henry.

(5)                                  Consists of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder, and 163,296 shares subject to options to purchase our common stock.  (Mr. Straus holds options to purchase an additional 758,847 shares of our common stock which will not have vested within 60 days after July 31, 2005.)

(6)                                  Consists of 9,606 shares subject to options to purchase our common stock.  (Mr. Mason holds options to purchase an additional 297,775 shares of our common stock which will not have vested within 60 days after July 31, 2005.)

(7)                                  Includes of 54,500 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder, and 172,902 shares subject to options to purchase our common stock.

(8)                                  Consists of 817,501 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(9)                                  Consists of 1,035,502 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(10)                            Consists of 545,000 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(11)                            Consists of 817,501 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(12)                            Consists of 2,725,007 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(13)                            Consists of 1,635,002 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(14)                            Consists of 545,000 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(15)                            Consists of 545,000 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

(16)                            Consists of 872,001 shares of our Series A Convertible Preferred Stock which is convertible into our common stock at any time at the option of the holder.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 40,000,000 shares of common stock, $0.001 par value, and 15,000,000 shares of preferred stock, $0.001 par value, all of which having been designated Series A Convertible Preferred Stock. The following summary is qualified in its entirety by reference to our certificate of incorporation and bylaws, copies of which are filed as exhibits to our previous filings with the Securities and Exchange Commission and incorporated herein by reference.

Common Stock

As of July 31, 2005, there were 6,552,615 shares of common stock outstanding that were held of record by 612 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock. The common stock has no preemptive, conversion or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of the offering will be, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

As of July 31, 2005, there were 12,562,262 shares of our Series A Convertible Preferred Stock (the “Series A Preferred”) outstanding held of record by 34 stockholders.  Holders of our Series A Preferred are entitled to receive dividends one for one if declared on our common stock, when and as declared by our Board of Directors out of legally available funds.

In the event of our liquidation or winding up, the holders of our Series A Preferred shall be entitled to receive, in preference to the holders of our common stock, an amount per share equal to $0.92 per share (the “Liquidation Preference”).  If the assets and funds thus distributed among the holders of the Series A Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then all of our assets and funds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred in proportion to the preferential amount each such holder is otherwise entitled to receive.  All remaining proceeds thereafter shall be shared pro rata by the holders of our common stock and the holders of the Series A Preferred (on an as converted basis).  A consolidation or merger of us or sale of all or substantially all of our assets in a transaction in which our stockholders prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity shall be deemed a liquidation or winding up for purposes of the liquidation preference.

Beginning on March 24, 2008, the holders of at least a majority of our Series A Preferred may require us to redeem all shares of the Series A Preferred from all holders thereof at the higher of either the Liquidation Preference or the fair market value of such shares (as determined by an independent appraiser selected by us and the holders of a majority of the Series A Preferred Stock); provided, however that immediately following such redemption, at least one class of voting stock remains outstanding.  In addition, we shall not be required to redeem from any holder of Series A Preferred, in connection with a redemption requested after the Initial Redemption Date but before the first anniversary of the Initial Redemption Date, a number of shares of Series A Preferred greater than fifty percent (50%) of the aggregate number of shares of Series A Preferred held by such holder immediately prior to such redemption.  In the event we do not have sufficient funds available to redeem all shares to be redeemed then we shall redeem the same pro rata and in such event each holder of such shares of Series A Preferred that are entitled to redemption that are not so redeemed shall exchange the unredeemed shares for a promissory note from us bearing simple interest at a rate of 8% per annum and having a term of one (1) year.

The Series A Preferred is convertible into our common stock at any time, at the sole option of each holder.  The conversion ratio is determined by dividing the Liquidation Preference by the then-current conversion price for the Series A Preferred.  The initial conversion price for the Series A Preferred is $0.92 (the “Conversion Price”). In addition, any accrued and unpaid dividends will be convertible at the conversion price.

The Series A Preferred shall be automatically converted into common stock in the event of (i) an underwritten public offering of the our common stock which results in aggregate net cash proceeds to us of at least $15,000,000; (ii) the election of the holders of at least a majority of the Series A Preferred, or (iii) a date that is after twelve months after the issuance of the Series A Preferred if shares of our common stock are then publicly traded and such shares have traded at a price in excess of one hundred fifty percent (150%) of the then in effect Conversion Price for the twenty (20) trading days prior to such date at an average daily trading volume of at least 50,000 shares, provided that the common stock into which the Series A Preferred is converted shall be registered for resale under the Securities Act within ninety (90) days after such conversion.

The Conversion Price of the Series A Preferred is subject to adjustment if we sell shares of equity securities at a purchase price less than the then-effective conversion price for the Series A Preferred, subject to certain standard and customary exceptions.

There shall also be a proportional adjustment to the Series A Preferred conversion price in the event of stock splits, stock dividends, recapitalizations, combinations and the like.

A holder of Series A Preferred shall have the right to that number of votes equal to the number of shares of common stock issuable upon conversion of the Series A Preferred held by such holder.  The Series A Preferred shall initially be entitled to one vote per share (on an as-if-converted basis).  Except as otherwise provided, the Series A Preferred and the common stock shall vote together on all other matters.

As long as a majority of the Series A Preferred initially issued remains outstanding, the Series A Preferred holders will have special approval rights in respect of certain actions by us including  any (1) issuance or sale of additional equity securities, (2) declaration or payment of dividends, (4) advances, loans or investments made in excess of $250,000, (5) any liquidation transaction, (6) any material change in our business (7) amendment of the Company’s certificate of incorporation or by-laws, (7) any redemption of capital stock other than specified permitted repurchases and (8) transactions with any officer, director, stockholder or affiliate unless such transaction is in the ordinary course of our business.  In addition, each holder of Series A Preferred has a right of first offer on the sale of equity by us in a private transaction.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Foley & Lardner LLP, San Diego, California.

EXPERTS

The consolidated financial statements of MSO Holdings, Inc. included in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Reimbursement Specialists, LLC included in this prospectus have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus does not contain all the information included in the registration statement. For further information about us and the shares of our common stock to be sold in this offering, please refer to this registration statement. Complete exhibits have been filed with our registration statement on Form SB-2.

You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the Securities and Exchange Commission’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our filings with the Securities and Exchange Commission, including our registration statement, are also available to you on the Securities and Exchange Commission’s Web site, http://www.sec.gov.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, and file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the Securities and Exchange Commission.

You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the Commission.

INDEX TO FINANCIAL STATEMENTS

MSO Holdings, Inc. Financial Information:

Report of BDO Seidman LLP, Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2004 and 2003

Consolidated Statements of Operations for the years ended December 31, 2004 and 2003

Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003

Consolidated Statements of Stockholders Deficit for the years ended December 31, 2004 and 2003

Notes to Audited Consolidated Financial Statements for the years ended December 31, 2004 and 2003

Consolidated Balance Sheets as of June 30, 2005 (unaudited) and December 31, 2004 (audited)

Unaudited Consolidated Statements of Operations for the six months ended June 30, 2005 and 2004

Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2005 and 2004

Unaudited Consolidated Statement of Stockholders Deficit for the six months ended June 30, 2005

Unaudited Consolidated Statement of Comprehensive Loss for the six months ended June 30, 2005

Notes to Unaudited Consolidated Financial Statements for the six months ended June 30, 2005 and 2004

Proforma Consolidated Statement of Operations for the year ended December 31, 2004

Reimbursement Specialists, LLC Financial Information:

Report of BDO Seidman LLP, Independent Registered Public Accounting Firm

Balance Sheets as of September 30, 2004 and December 31, 2003

Statement of Operations for the nine months ended September 30, 2004 and year ended December 31, 2003

Statement of Cash Flows for the nine months ended September 30, 2004 and year ended December 31, 2003

Statement of Changes in Members’ Equity for the nine months ended September 30, 2004 and year ended December 31, 2003

Notes to Audited Financial Statements for the nine months ended September 30, 2004 and year ended December 31, 2003

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

MSO Holdings, Inc.

Bannockburn, Illinois

We have audited the accompanying consolidated balance sheets of MSO Holdings, Inc.  as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.   An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MSO Holdings, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years ended December 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Chicago, Illinois
April 15, 2005, except for Note 16, which
is as of May 26, 2005

MSO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

As of December 31, 2004 and 2003

	December 31,
	2004	2003
Assets

Current Assets
Cash and cash equivalents	$244,906	$106,162
Investments	5,350,139	—

Accounts Receivable (net of allowance for bad debt and estimated contractual allowances of $1,340,000 and $2,120,000 as of December 31, 2004 and 2003, respectively)	482,021	1,165,311
Prepaid expenses and other current assets	143,328	152,719
Total Current Assets	6,220,394	1,424,192

Fixed Assets, net of accumulated depreciation	514,710	220,819

Other Assets
Deferred Financing Fees, net of amortization of $34,530 and $0 as of December 31, 2004 and 2003, respectively.	72,811	8,295
Deposits	55,778	30,747
Total Other Assets	128,589	39,042

Total Assets	$6,863,693	$1,684,053

Liabilities and Shareholders’ Equity (Deficit)

Current Liabilities
Accounts Payable	$419,232	$548,200
Shareholder Payable	—	200,000
Accrued wages and benefits	93,658	61,592
Accrued expenses	649,193	350,728
Unearned revenue	193,050	—
Total Current Liabilities	1,355,133	1,160,520

Redeemable Convertible Preferred Series A Stock
$.001 par value, 15,000,000 shares authorized; 12,562,262 and no shares issued and outstanding as of December 31, 2004 and 2003, respectively and net of unaccreted issuance costs of $1,179,502 as of December 31, 2004 (liquidation value of $11,525,000 as of December 31, 2004)	10,345,498	—

Shareholders Equity (Deficit)
Common Stock, $.001 par value, 40,000,000 shares authorized at December 31, 2004; 7,684,521 and no shares issued and outstanding as of December 31, 2004 and 2003, respectively	7,685	—
Additional Paid in Capital	427,718	—
Accumulated Other Comprehensive Loss	(19,411)	—
Accumulated Earnings (Deficit)	(5,252,930)	523,533
Total Shareholders Equity (Deficit)	(4,836,938)	523,533

Total Liabilities & Shareholder Equity	$6,863,693	$1,684,053

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

For the Years Ended December 31, 2004 and 2003

	Year ending December 31,
	2004	2003
Revenue:
Professional Service Fees	$2,821,631	$3,141,057
Hospital Management Fee	4,602,891	3,728,400
Other Revenue	10,964
Total Revenue	7,435,486	6,869,457

Operating Expenses:
Payroll Expenses	6,762,964	4,199,031
Marketing	1,590,747	685,083
Professional Fees	1,722,730	302,997
Travel and Entertainment	449,187	129,892
Rent	498,809	203,689
Utilities	226,585	66,633
Office Expenses	474,069	210,267
Malpractice Insurance	255,741	66,159
Business Insurance	61,735	15,161
Bad Debt Expense	390,814	266,769
Depreciation	118,546	38,085
Other operating expenses	183,282	58,071
Total Operating Expenses	12,735,209	6,241,837

Income (Loss) from Operations	(5,299,723)	627,620

Other Income (Expense):
Interest Expense	(88,009)	(2,142)
Other Income	10,631	2,311
Total Other Income (Expense)	(77,378)	169

Income (Loss) before Income Taxes	(5,377,101)	627,789

Provision for Income Taxes	—	15,000

Net Income (Loss)	$(5,377,101)	$612,789

Deemed dividend to preferred shareholders	132,069	—

Net Income (Loss) Available to Common Shareholders	$(5,509,170)	$612,789

Basic and diluted weighted average shares outstanding	7,684,521	—

Basic and diluted loss per common share	$(0.72)	$—

Proforma financial information (unaudited)
Income (Loss) before income taxes, as presented		$627,789
Pro forma provision for income taxes		(207,000)
Pro forma net income (loss) (unaudited)		$420,789

Pro forma basis and diluted net income (loss) per share (unaudited)		$—

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

For the Years Ended December 31, 2004 and 2003

	Year Ending December 31,
	2004	2003

Net Income (Loss)	$(5,377,101)	$612,789
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Non cash charge for stock options	27,270
Amortization of deferred financing costs	34,530	—
Bad debt expense	390,816	266,769
Depreciation and Amortization	118,546	38,085

Changes in assets and liabilities:
Accounts receivable	292,476	(1,432,080)
Prepaid expenses and other current assets	9,391	(152,719)
Other assets	(25,031)	(30,747)
Accounts payable	(128,968)	548,200
Accrued liabilities	298,464	261,462
Accrued wages and benefits	32,066	61,592
Deferred revenue	193,050	—
Net Cash (used in) provided by operating activities	(4,134,491)	173,351

Cash Flow from Investing Activities:
Purchases of property and equipment	(412,437)	(258,904)
Purchase of securities available for sale	(6,079,552)	—
Proceeds from sale of investments	710,000	—
Net Cash used in investing activities	(5,781,989)	(258,904)

Cash Flows Provided by Financing Activities
Proceeds from issuance of redeemable preferred stock	11,525,000	—
Issuance costs for redeemable preferred stock	(1,013,570)	—
Proceeds (Repayment) of Shareholder payable	(200,000)	200,000
Distributions to shareholders	(157,160)	—
Financing fees paid	(99,046)	(8,295)
Net Cash provided by financing activities	10,055,224	191,705

Net Increase in Cash	138,744	106,152

Cash and cash equivalents at beginning of period	106,162	10

Cash and cash equivalents at end of period	$244,906	$106,162

Supplemental disclosure of cash flow information
Cash paid for interest	$53,479	$2,142
Value of warrants issued in connection with redeemable preferred stock offering	$298,000	$—

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY

For the Years Ended December 31, 2004 and 2003

				Accumulated
	Common Stock		Additional	Other	Retained	Equity &
	Number of	Par	Paid in	Comprehensive	Earnings	Stockholders	Comprehensive
	Shares	Value	Capital	Loss	(Deficit)	Equity (Deficit)	Income (Loss)

Balance at January 1, 2003	—	$—	$—	$—	$(89,256)	$(89,256)

Net Income for year ended December 31, 2003					612,789	612,789	$612,789

Comprehensive Income for the year ended December 31, 2003							$612,789

Balance at December 31, 2003	—	$—	$—	$—	$523,533	$523,533

Distributions to members					(157,160)	(157,160)

Accumulated Earnings of LLC prior to becoming a corporation			242,202		(242,202)

Issuance of common stock in connection with conversion from LLC to C corporation	7,684,521	7,685	(7,685)

Warrants issued in connection with redeemable preferred stock offering			298,000			298,000

Non cash compensation expense for stock options granted			27,270			27,270

Unrealized loss in Investment Securities				(19,411)		(19,411)	$(19,411)

Deemed dividend to preferred shareholders			(132,069)			(132,069)

Net Loss for the year ended December 31, 2004					(5,377,101)	(5,377,101)	(5,377,101)

Comprehensive Loss for the year ended December 31, 2004							$(5,396,512)

Balance at December 31, 2004	7,684,521	$7,685	$427,718	$(19,411)	$(5,252,930)	$(4,836,938)

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.        ORGANIZATION, BASIS OF PRESENTATION, AND NATURE OF OPERATIONS

ORGANIZATION

MSO Holdings, Inc. is a Delaware corporation formed for the purpose of effecting the reincorporation of National Superstars, Inc., a Nevada corporation, into the State of Delaware and for the purpose of consummating the business combination of MSO Medical, Inc. and National Superstars, Inc. Pursuant to this reverse merger, MSO Medical, Inc. became the wholly-owned subsidiary of MSO Holdings, Inc. and the sole operating subsidiary of MSO Holdings, Inc. For financial reporting purposes, this transaction has been reflected in the accompanying financial statements as a recapitalization of MSO Medical, Inc. and the financial statements of MSO Holdings, Inc. reflect the historical financial information of MSO Medical, Inc.

MSO Holdings, Inc. (“MSO” or the “Company”) is a management services organization that contracts with major acute care hospitals and surgeons to establish Bariatric Surgery Centers.  At present, MSO has four hospital programs in the New York Metro area, one in Detroit, and one in the Chicago area.  The Company was formed in July 2002 and began operations in January 2003. In March 2004, the Company converted from an LLC to a C-corporation.

MSO contracts with acute care hospitals to establish Bariatric Surgery “Centers of Excellence” under the brand name CORI (Center for Obesity Related Illness).   MSO performs services for its hospital clients including, but not limited to:

•                  Providing credentialed, skilled and trained surgeons to perform gastric bypass surgery,

•                  Originating patients through proprietary marketing techniques,

•                  Screening and diagnosis of patients for surgery,

•                  Clinical services review of post op patients, and

•                  Billing and Reimbursement services.

The Company receives management fees from hospitals for managing the Bariatric Surgery Centers on behalf of these hospitals under three year contracts.  MSO Physicians, P.C., a variable interest entity (see Note 4) that is included in the consolidated financial statements of the Company, receives payment in the form of professional fees from third-party insurers for the performance of bariatric surgery and professional medical services.

2.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Significant estimates include those made for the allowance for doubtful accounts and the valuation allowance for deferred tax assets.  Actual results could differ from those estimates made by management.

Management bases its estimates on historical experience and other assumptions, which it believes are reasonable.  If actual amounts are ultimately different from these estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.

The Company’s critical accounting policies are described below:

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of MSO Holdings, Inc. and its wholly owned subsidiary, Reimbursement Specialists, LLC.  In addition, the consolidated financial statements include the accounts of MSO Physicians, P.C., an entity with differing ownership that has been determined to be a variable interest entity of which the Company is the primary beneficiary (see Note 4 for additional information).

CASH AND CASH EQUIVALENTS

The Company considers all highly liquid investments with a remaining maturity of three months or less when purchased to be cash equivalents.

INVESTMENTS

Investment securities classified as available for sale are stated at market value with the unrealized gains or losses, net of deferred income taxes, included in accumulated other comprehensive loss in stockholders’ equity. Gains or losses on disposition of these securities are based on the net proceeds and the adjusted carrying amount of the securities sold using the specific identification method.

The Company reviews its investment portfolio for factors that may indicate that a decline in the fair value of any investment is other than temporary. Declines in fair value are computed on a specific identification method and are reflected in the statement of operations in the period in which the decline is determined to be other than temporary. Where a decline in value is determined to be other than temporary, investments will be written down to their estimated realizable value. During 2004 and 2003, there were no other than temporary declines in the fair value of investments.

Investments include mutual funds. The fair value of investments is based upon quoted market prices.

REVENUE AND ACCOUNTS RECEIVABLES

Revenue is generated from management contracts with hospitals and for the performance of professional medical services. Hospitals typically pay the Company a monthly management fee under three year contracts.  These management fees are recognized as the related services  defined in the contract are provided. Revenue generated from hospital contracts was approximately $4.6 million and $3.7 million for the years ended December 31, 2004 and 2003, respectively.  Amounts received in advance of services being performed are reflected as deferred revenue.  In addition to the Hospital management fees, MSO generates revenue for the performance of professional services such as performance of surgeries. Revenue for the performance of medical services is recognized as the service is provided and amounted to approximately $2.8 million and $3.1 million for the years ended December 31, 2004 and 2003, respectively.

The Company receives payment for the professional medical services rendered primarily from privately sponsored managed care and commercial insurance plans for which payment is often made based on terms defined under contracts. Amounts received are generally less than the established billing rates of the facilities and the differences (contractual allowances) are reported as deductions from the patient service revenue at the time the service is rendered.

The Company determines its allowance by considering a number of factors, including the length of time the accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company makes judgments as to its ability to collect outstanding receivables based on these factors and provides allowances for these receivables when collections become doubtful.  Provisions are made based on specific review of all significant outstanding balances. The allowance for doubtful accounts for the years ended December 31, 2004 and 2003 was approximately $169,000 and $266,000, respectively.

DEFERRED FINANCING FEES

Deferred financing fees relate to the Company’s line of credit agreement and are being amortized using the effective interest method over the term of the line of credit agreement as additional interest expense.

PROPERTY AND EQUIPMENT

Fixed assets are recorded at cost.  Assets are depreciated using the straight-line method over their useful lives. The estimated useful lives are as follows:

Furniture and fixtures	3-5 years
Office Computers and Medical Equipment	3 years
Software	3-5 years

Leasehold improvements are depreciated over the shorter of the estimated useful life of the asset or the term of the lease.

Maintenance and repairs are charged to operations as incurred and major improvements are capitalized.

Long-lived assets are reviewed for impairment whenever events such as service discontinuance, contract terminations, economic or other changes in circumstances indicate that the carrying amount may not be recoverable.

When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. No such losses have been recognized to date.

PREFERRED STOCK ISSUANCE COSTS

The Company incurred $1,311,571 of issuance costs relating to the issuance of its redeemable convertible preferred Series A stock. This amount was initially recorded as a reduction of the amount recorded for the redeemable convertible preferred Series A stock and is being accreted as an increase in the net loss available to common shareholders over a period through the earliest redemption date using the effective interest rate method.

CONCENTRATION OF CREDIT RISK

Financial instruments that are potentially subject to concentrations of credit risk is limited to trade accounts receivable and is subject to the financial conditions of certain major insurance payors and hospitals.

For patient billings, in the years ending December 31, 2004 and 2003, one insurance payor was responsible for approximately 17% and 33%, respectively, of revenue for the Company.  In addition, for the years ending December 31, 2004 and 2003, approximately 29% and 51%, respectively of the receivable balance was due from one insurance payor.

For hospital management fees, one hospital was responsible for approximately 51% and 54%, for the years ending December 31, 2004 and 2003, respectively, of revenue for the Company.

INCOME TAXES

The provision for income taxes and corresponding balance sheet accounts are determined in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”).  Under SFAS 109, deferred tax liabilities and assets are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statement classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s current financial position and results of operations for the current and preceding years.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryback or carryforward period under the tax law.

Changes in circumstances, such as the company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in the statement of operations in the year of the change in estimate.

As indicated in Note 4, the accounts of MSO Physicians P.C. are included in the Company’s consolidated financial statements.  MSO Physicians P.C. is an “S” Corporation, and therefore is not subject to federal income tax.  The sole shareholder of MSO Physicians P.C. is required to report on its individual tax return MSO Physicians P.C.’s taxable income or loss.

Until March 28, 2004 the Company was a member owned Limited Liability Company that was treated as a partnership for US income tax purposes.  As such, it was not subject to federal income taxes.  Each partner was required to report on its tax return its distributive share of the partnership’s taxable income.  The Company was subject to certain state and local unincorporated business taxes.  A provision of $15,000 for such taxes was recorded in 2003.

PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

In March 2004, the Company terminated its limited liability company status and became subject to federal and state income taxes. The accompanying consolidated statement of operations reflect a pro forma provision for income taxes for the years ended December 31, 2003 and December 31, 2004 as if the Company had been subject to federal and state income taxes for all periods presented. The difference between the statutory and estimated effective tax rate is due to state income taxes (6%) at December 31, 2003 and approximately $80,000 of income for the year ended December 31, 2003 attributable to MSO Physician’s P.C. , an S-Corporation, whose accounts are included in the consolidated financial statements of the Company as discussed in Note 4.  In connection with the termination of its limited liability company status, the Company recorded a net deferred tax asset to reflect the differences in the financial statements and tax bases of the assets and liabilities which relate primarily to accrued expenses. Due to the uncertainty of future realization, a valuation reserve has been established for the deferred tax assets at December 31, 2004.

STOCK COMPENSATION

The Company maintains a stock incentive plan.  See Note 13 for additional information regarding this plan.   The Company accounts for all options granted to employees under the recognition and measurement principles of Accounting Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As a result, no compensation expense is recognized for stock option grants for which the exercise price is equal to or above the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net income (loss)  if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for stock-based Compensation,” to stock-based compensation.

The amount of the pro forma charge has been determined using the Black-Scholes option pricing model, as permitted by FAS 123.  For purposes of the calculation, management used a fair value of the common stock of $0.25 per share, an average interest rate of 4.5% based on the U.S. Treasury Strip (zero-coupon) bonds, a projected volatility rate of 100%, a dividend yield of 0% and an expected life of 5 years for the grants. The fair value of the common stock was determined to be $0.25 per share based on the value indicated by a contemporaneous cash repurchase of shares which occurred subsequent to year-end.

	Year ended December 31,
	2004	2003

Net Income (Loss) - as reported	$(5,377,101)	$612,789

Add: Stock-based employee compensation included in reported net income (loss), net of tax	27,270	—

Deduct stock-based compensation expense determined under the fair value based method for all awards, net of tax	(48,480)	—

Net Income (Loss) - proforma	$(5,398,311)	$612,789

Basic and diluted net loss per share - as reported	$(0.72)	$—

Basic and diluted net loss per share - proforma	$(0.72)	$—

ADVERTISING EXPENSE

The Company expenses the production costs of advertising as incurred. The costs of communicating advertising are expensed the first time the advertising takes place. Total advertising expense was $685,000 and $1,591,000 for the years ended December 31, 2004 and 2003, respectively. $107,000 and $47,000 of advertising expenditures are included in prepaid expenses as of December 31, 2004 and 2003, respectively.

3.              NET INCOME (LOSS) PER COMMON SHARE

The Company computes loss per share under Statement of Financial Accounting Standards No. 128, “Earnings Per Share.”  The statement requires presentation of two amounts; basic and diluted loss per share.  Basic loss per share is computed by dividing the loss available to common shareholders by the weighted average common shares outstanding.  Dilutive earnings per share would include all common stock equivalents unless anti-dilutive.  The Company has not included the outstanding options, warrants, or convertible preferred stock as common stock equivalents because the effect would be antidilutive.

The following table sets forth the shares issuable upon exercise of outstanding options and warrants and conversion of preferred stock that is not included in the basic and diluted net loss per share available to common shareholders:

	December 31,
	2004	2003

Shares issuable upon exercise of outstanding options	1,364,771	—

Shares issuable upon exercise of outstanding warrants	1,430,627	—

Shares issuable upon conversion of preferred stock	12,562,260	—

Total	15,357,658	—

4.              VARIABLE INTEREST ENTITY

As required under Financial Interpretation No. 46, “Consolidation of Variable Interest Entities”, the Company has evaluated its relationship with MSO Physicians, P.C., an entity that provides professional medical services at the hospitals for which MSO Holdings, Inc. provides management services. MSO Physician’s only provides services at hospitals for which MSO Holdings, Inc. provided management services and the operations of MSO Physicians, P.C. have been fully funded by advances from MSO Holdings, Inc. As a result, MSO Medical Inc. is the primary beneficiary of MSO Physicians., P.C., a variable interest entity. The accounts of MSO Physician’s P.C. are included in the consolidated financial statements of MSO Medical, Inc. as of and for the years ended December 31, 2004 and 2003.

MSO Physicians, P.C. had total assets of approximately $481,000 and $1,066,000 at December 31, 2004 and 2003, respectively. Revenues generated by MSO Physicians, P.C. were approximately $2.8 million and $3.1 million for the years ended December 31, 2004 and 2003, respectively.

5.              INVESTMENTS

The cost, unrealized losses and fair values of the Company’s investment securities available for sale at December 31, 2004 are summarized as follows:

		Gross	Estimated
		Unrealized	Fair
	Cost	Losses	Value
Mutual Funds	$5,369,550	$(19,411)	$5,350,139

6.              PROPERTY AND EQUIPMENT, NET

Property and equipment, net of accumulated depreciation, at December 31, 2004 and 2003, consists of the following:

	12/31/2004	12/31/2003

Furniture & Fixtures	$67,470	$48,764
Office computers and Medical Equipment	341,212	80,437
Leasehold Improvements	56,080	30,000
Software	206,450	99,702
Total	671,212	258,903

Accumulated Depreciation	(156,502)	(38,084)

Net Fixed Assets	$514,710	$220,819

7.        SHAREHOLDER NOTE

In November, 2003, the Company executed a $200,000 promissory note with a shareholder of the Company.  The note bears an annual interest rate of 9.0% and was payable no later than December, 2004.  The Loan was fully repaid in December 2004.

8.        LINE OF CREDIT AGREEMENT

In January 2004, the Company entered into a secured revolving credit agreement that permits a maximum borrowing capacity of $1.0 million. Amounts available under this credit agreement depend on the amount of the Company’s eligible receivables. The credit agreement requires the Company to pay a commitment fee of 0.5% per annum on the average daily unused portion of the revolving loan. Borrowings under this agreement are secured by substantially all of the Company’s assets. Among other restrictions, the credit agreement includes certain restrictive covenants, including covenants related to indebtedness, related party transactions and investment limitations and requires the Company to comply with a number of affirmative covenants, including covenants related to its net worth and liquidity. The Company was not in compliance with the financial covenants at December 31, 2004.  Had the Company been in compliance with the covenants, the amount available under the line of credit was $788,000 at December 31, 2004.  As of April 15, 2005, the Company has not obtained a waiver for the defaults and continues to be in default of the required financial covenants.  The credit agreement has a three- year term and borrowings bear interest at prime plus 2.0%, subject to a minimum interest rate of 7.5%.   The Company had no borrowings under this credit facility as of December 31, 2004.

Financing fees incurred in obtaining the line of credit of $107,000, are being amortized over the three year term of the agreement.  For the year ended December 31, 2004, amortization expense was $34,530 and is reflected as Interest Expense on the Statement of Operations.

9.        INCOME TAXES

Until March 28, 2004 the Company was a member owned Limited Liability Company that was treated as a partnership for US income tax purposes.  As such, it was not subject to federal income taxes.  Each partner was required to report on its tax return its distributive share of the partnership’s taxable income.  The Company was subject to certain state and local business taxes.  A provision of $15,000 for such taxes was recorded in 2003 and no provision was recorded in 2004.

The provision (benefit) for income taxes for the year ended December 31, 2004:

2004
Current:
Federal	$—
State	—
Subtotal Current	$—

Deferred:
Federal	$(1,113,000)
State	(158,000)
Change in Valuation Allowance	1,271,000
Subtotal Deferred	$—

Total Provision (Benefit)	$—

A reconciliation of federal statutory and effective income tax rates is as follows:

2004

Statutory U.S. federal income tax rate	(34.0)%
Effect of:
State income taxes, net of federal benefit	(2.9)%
Nondeductible meals and entertainment	0.1%
Loss of LLC prior to conversion to C-Corp	1.8%
Loss of MSO Physicians P.C.	11.4%
Valuation reserve for NOL carry forward	23.6%

Effective income tax rate	0.0%

An analysis of the deferred income tax assets and liabilities at December 31, 2004 is as follows:

2004
Current deferred income tax assets:
Accruals	$218,000

Noncurrent deferred income tax assets:
Unrealized loss in investment securities	$7,000
Net operating loss carryforward	1,059,000
Total noncurrent deferred income tax assets	$1,066,000

Noncurrent deferred income tax liabilities, net:
Depreciation	$(6,000)

Net deferred income tax asset (liability) before valuation reserve	$1,278,000

Valuation Reserve	(1,278,000)

Net deferred income tax asset (liability)	$—

The Company maintains a valuation allowance with respect to deferred tax assets as a result of the uncertainty of ultimate realization.  The valuation allowance reduces the deferred tax assets to the amount that is more likely than not to be realized.  At December 31, 2004, the Company had federal net operating loss carry-forwards of approximately $2.8 million, expiring in various years through 2024.

10.       COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company has entered into operating lease agreements for office space and office equipment.  The following is a schedule of the future minimum lease commitments relating to facility leases as of December 31, 2004:

Year	Amount
2005	$534,178
2006	450,218
2007	312,881
2008	87,025
2009	—
$1,384,302

The Company has facility leases expiring at various dates through May, 2008. Total rent expense for facility leases was approximately $499,000 and $204,000 for the years ended December 31, 2004 and 2003, respectively.

11.       LITIGATION

The Company is involved in certain claims arising in the normal course of business.  In the opinion of management of the Company, although the outcomes of the claims are uncertain, in the aggregate, they are not likely to have a material adverse effect on the Company.

12.       CAPITAL STRUCTURE

COMMON STOCK

MSO Medical was initially organized as a limited liability company in the state of Delaware on September 30, 2002 (“inception”).  During 2004, in conjunction with the issuance of Series A Preferred Stock, the company converted its status from a Limited Liability Company to a “C” Corporation.

In connection with conversion of MSO Medical, LLC (“MSO LLC”) to MSO Holdings, Inc., (“MSO”), MSO issued to each of member of MSO LLC 1,536,904 shares (for a total of 7,684,521 shares were issued) of MSO’s Common Stock (the “Conversion Shares”) as complete and full consideration for each member’s interest in MSO LLC.  The Company has the option to repurchase at a price of $0.09 per share up to 75% of the shares of common stock held by each individual founding shareholder in the event that the respective founding shareholder terminates employment with the Company.  The number of common shares subject to this repurchase option decreased by 18.75% on January 1, 2005 and will decrease by 18.75% on January 1 of each year thereafter until 2008 at which time no shares will be subject to this repurchase option.

PREFERRED STOCK

The Company has authorized 15,000,000 shares of preferred stock, 12,500,000 of which have been designated Series A Preferred Stock.  The Board of Directors has the authority to issue the preferred stock in one or more series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption and liquidation preferences.

Series A Convertible Preferred Stock:

On March 28, 2004 (“first closing”) and July 30, 2004 (“second closing”), the Company sold, in two separate closings, in a private placement of Series A Convertible Preferred Stock (“Series A Preferred”), 1,748,229 units (“First Closing Shares”) and 10,082,506 units (“Second Closing Shares”), respectively, each unit consisting of one share of Series A Preferred. The purchase price for each unit was $1.30 per unit and $0.92 per unit for the first and second closings, respectively.  In conjunction with the second closing, the price of the First Closing Shares was adjusted to the price of the Second Closing Shares and the number of First Closing Shares was increased to 2,479,756.  At the end of the Second Closing, the number of issued shares of Series A Preferred was 12,562,262.

The proceeds from the Series A Convertible Preferred Stock was $11,525,000, with $2,275,000 received in March 2004 and the balance of $9,250,000 received as part of the second closing.  Issuance costs of $1,311,571 included commissions to the Placement Agent of $658,750, broker’s fee of $120,000, legal costs of $216,426, warrants issued to Placement agent valued at $298,000, and other costs of $18,395.  These issuance costs are being amortized using the effective interest method from the issuance date through March 2008 which is the earliest redemption date. $132,069 of amortization of these issuance costs is included as an increase in the net loss available to common shareholders in the statement of operations for the year ended December 31, 2004.

As part of the Series A Preferred financing, the Placement Agent received 1,430,627 warrants providing the holder the right to purchase the Company’s common stock for a 5 year period.

The warrants have an exercise price of $0.92 per share and were valued at $298,000 using the Black-Scholes option pricing model.  For purposes of the calculation, management used a fair value of the common stock of $0.25 per share, an average interest rate of 4.58% based on the U.S. Treasury Strip (zero-coupon) bonds, a projected volatility rate of 100%, a dividend yield of 0% and an expected life of 5 years for the grants. The fair value of the common stock was determined to be $0.25 per share based on the value indicated by a contemporaneous cash repurchase of shares which occurred subsequent to year-end.

As discussed below, the preferred stock will be redeemable at the option of the holder beginning in March 2008. Therefore, in accordance with EITF Topic D-98, the Series A Convertible Preferred Stock has been recorded outside of permanent equity. The preferred stock will be redeemable at the higher of the liquidation preference or the fair value of such shares (as determined by an independent appraiser selected by the Company and the holders of a majority of the Series A Preferred Stock). In the event that the fair value of the shares is determined to exceed the liquidation value, the resulting increase in the redemption value will be accreted over the period from the date of issuance to March 2008, which is the earliest redemption date. At December 31, 2004, as the fair value does not exceed the liquidation value, there is no excess redemption value being accreted.

Holders of Series A Preferred Stock are entitled to receive dividends one for one if declared on Common Stock, when and as declared by the Board of Directors out of legally available funds.

Holders of Series A Convertible Preferred Stock are not entitled to any preference over the holders of the Common Stock with respect to dividends, unless the Company did not (i) enter into a definitive agreement and plan of merger with an entity subject to the public reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to February 3, 2005, or (ii) consummate a merger with an entity subject to the public reporting requirements of the Exchange Act by August 3, 2005.  If the Company did not meet one of the above requirements, a dividend of $0.092 per annum on each outstanding share of Series A Convertible Preferred would accrue to the holders from the date of the closing.  The Company met the first requirement by entering into a definitive agreement with National Superstars effective January 4, 2005.  As a result, no dividends have or will be paid to the Series A Preferred Shareholders based on this provision.

In the event of any liquidation or winding up of the Company, the holders of Series A Preferred Stock shall be entitled to receive, in preference to the holders of the Company’s Common Stock, an amount per share equal to $0.92 per share (plus a contingent ten percent (10%) dividend from that date of Closing, to the extent accrued, if such dividend has not been waived as described above) (the “Liquidation Preference”).  If the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the preferential amount each such holder is otherwise entitled to receive.  All remaining proceeds thereafter shall be shared pro rata by the holders of Common Stock and the holders of the Series A Preferred Stock (on an as converted basis).  A consolidation or merger of the Company or sale of all or substantially all of its assets in a transaction in which the Company’s stockholders prior to such transaction hold less than fifty percent (50%) of the voting power of the surviving or acquiring entity shall be deemed a liquidation or winding up for purposes of the liquidation preference.

Beginning on March 24, 2008, the holders of at least a majority of the Series A Preferred

Stock may require the Company to redeem all shares of the Series A Preferred Stock from all holders thereof at the higher of either the Liquidation Preference (plus a contingent ten percent (10%) dividend from that date of Closing, to the extent accrued, if such dividend has not been waived as described above) or the fair market value of such shares (as determined by an independent appraiser selected by the Company and the holders of a majority of the Series A Preferred Stock); provided, however that immediately following such redemption, at least one class of voting stock remains outstanding. In addition, the Company shall not be required to redeem from any holder of Series A Preferred Stock, in connection with a redemption requested after the Initial Redemption Date but before the first anniversary of the Initial Redemption Date, a number of shares of Series A Preferred Stock greater than fifty percent (50%) of the aggregate number of shares of Series A Preferred Stock held by such holder immediately prior to such redemption.  In the event the Company does not have sufficient funds available to redeem all shares to be redeemed then it shall redeem the same pro rata and in such event each holder of such shares of Series A Preferred Stock that are entitled to redemption that are not so redeemed shall exchange the unredeemed shares for a promissory note from MSO bearing simple interest at a rate of 8% per annum and having a term of one (1) year.

The Series A Preferred Stock will be convertible into Common Stock at any time, at the sole option of each holder.  The conversion ratio is determined by dividing the Liquidation Preference by the then-current conversion price for the Series A Preferred Stock.  The initial conversion price for the Series A Preferred is $0.92 (the “Conversion Price”). In addition, any accrued and unpaid dividends will be convertible at the conversion price.

The Series A Preferred Stock shall be automatically converted into Common Stock in the event of (i) an underwritten public offering of the Company’s Common Stock which results in aggregate net cash proceeds to the Company of at least $15,000,000; (ii) the election of the holders of at least a majority of the Series A Preferred Stock, or (iii) a date that is after twelve months after the issuance of the Preferred Stock if shares of Common Stock of MSO are then publicly traded and such shares have traded at a price in excess of one hundred fifty percent (150%) of the then in effect Conversion Price for the twenty (20) trading days prior to such date at an average daily trading volume of at least 50,000 shares, provided that the Common Stock into which the Series A Preferred Stock is converted shall be registered for resale under the Securities Act within ninety (90) days after such conversion.

The Conversion Price of the Series A Preferred Stock is subject to adjustment if the Company sells shares of equity securities at a purchase price less than the then-effective conversion price for the Series A Preferred Stock, subject to certain standard and customary exceptions.  The conversion price of the Series A Preferred Stock as of the closing of this transaction will be $0.92.

There shall also be a proportional adjustment to the Series A Preferred Stock conversion price in the event of stock splits, stock dividends, recapitalizations, combinations and the like.

A holder of Series A Preferred Stock shall have the right to that number of votes equal to the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock held by such holder.  The Series A Preferred Stock shall initially be entitled to one vote per share (on an as-if-converted basis).  Except as otherwise provided, the Series A Preferred Stock and the Common Stock shall vote together on all other matters.

As long as a majority of the Series A Preferred Stock initially issued remains outstanding, the Series A Preferred shareholders will have special approval rights in respect of certain actions by the Company including  any (1) issuance or sale of additional equity securities, (2) declaration or payment of dividends, (4) advances, loans or investments made in excess of $250,000, (5)  liquidation transaction, (6)  material change in the Company’s business (7) amendment of the Company’s certificate of incorporation or by-laws, (7) any redemption of capital stock other than specified permitted repurchases and (8) transactions with any officer, director, stockholder or affiliate unless such transaction is in the ordinary course of business. In addition, each holder of Series A Preferred stock will have a right of first offer on the sale of equity by the Company in a private transaction.

The holders of the Series A Preferred Stock have specified registration rights in the event the Company becomes publicly traded.

13.       STOCK OPTION PLAN

MSO has adopted a 2004 Equity Incentive Plan (the “Plan”) covering 2,305,356 shares of its Common Stock.  Stock options may be granted to employees, officers, directors, and certain consultants or advisers to the Company.  Options granted under the Plan may be either (i) options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code or (ii) non-qualified stock options.  Incentive options granted under the Plan are exercisable for a period of up to ten years from the date of grant at an exercise price that is not less than the fair market value of the stock on the date of grant, except that the term of an incentive option granted under the Plan to a stockholder owning more than 10% of the outstanding voting power may not exceed five years and its exercise price may not be less than 110% of the fair market value of the stock on the date of grant.  In addition, to the extent that the aggregate fair market value, as of the date of grant, of the stock for which incentive options become exercisable for the first time by an optionee during the calendar year exceeds $100,000, the portion of such option that is in excess of the $100,000 limitation will be treated as a non-qualified option.  The Company’s Board of Directors administers the Plan, which expires in 2014.   As of December 31, 2004, the Company had granted 1,364,771 options.  The Company has 940,585 stock options available for future grant at December 31, 2004.

A summary of stock options as of December 31, 2004 and activity during the year ended December 31, 2004 follows:

	12/31/04
	Options	Avg Price

Options Outstanding at beginning of year	—	$—

Options Granted	1,364,771	$0.13

Options Exercised	—	$—

Options Forfeited	—	$—

Options Outstanding at end of year	1,364,771	$0.13

Options Exercisable at end of year	232,842	$0.13

Weighted Avg.
	Exercise	Market
	Price	Price
Options Granted During the year:
Option price > fair market price
Option price = fair market price	—	—
Option price < fair market price	$0.13	$0.25

The Company incurred compensation expense of $27,270 for the year ended December 31, 2004 in connection with options granted to employees. These stock options vest over periods through December 2008.  The weighted average contractual life of these outstanding options is 10 years.

14.       RELATED PARTY TRANSACTIONS

MSO Physicians, P.C. has employment agreements with the founding physicians who are also shareholders of the company.  The agreements outline the roles and responsibilities of the physicians, their compensation plan and contains confidentiality and non-compete clauses.  The compensation expense for the founding physicians was approximately $1.8 million and $1.6 million for the years ended December 31, 2004 and 2003, respectively.

The Company’s billing and reimbursement was performed by Reimbursement Specialists LLC., an affiliated entity.  The Chairman and CEO of MSO Holdings, Inc was the manager of Reimbursement Specialists,LLC, and he had day to day operating responsibility for this entity. In addition, all of the outstanding stock of Reimbursement Specialists, Inc, the majority shareholder of Reimbursement Specialists, LLC, is held by a trust, of which the Chairman and CEO of MSO Holdings, Inc. is co-trustee, for the benefit of certain members of his immediate family. The Company acquired Reimbursement Specialists effective October 1, 2004 as explained in Footnote 15.  Prior to the acquisition date, Reimbursement Specialists, LLC charged the Company a fee equal to 5.0% of cash collected on billed receivables.  Expenses related to this arrangement were approximately $155,000 and $142,000 for years ended December 31, 2004 and 2003, respectively.

A Member of the Board of Directors earned a finder’s fee of $120,000 for the money raised in connection with the Series A Convertible Preferred Stock Financing.  This amount is being paid at a rate of $10,000 per month.  As of December 31, 2004, there is a remaining balance of $80,000 to be paid which is included in accounts payable.  In addition, this Board Member provides business development consulting to the Company and received approximately $66,000 and $0 for the years ended December 31, 2004 and 2003, respectively.

15.       ACQUISITION OF REIMBURSEMENT SPECIALISTS

Effective, October 1, 2004, the Company acquired all of the outstanding common units of an affiliated entity, Reimbursement Specialists, LLC, a Delaware limited liability Company (“Reimbursement Specialists” or “RS”) from the members of Reimbursement Specialists, LLC.  The Chairman & CEO of MSO Holdings, Inc. was the Manager of Reimbursement Specialists, LLC. and had day to day operating responsibility for this entity. In addition, all of the outstanding stock of Reimbursement Specialists, Inc., the majority shareholder of Reimbursement Specialists, LLC is held by a trust, of which the Chairman and CEO of MSO Holdings, Inc. is a co-trustee, for the benefit of certain members of his immediate family..

Reimbursement Specialists is a healthcare financial services company that provides billing reimbursement and collection services to entities in the healthcare industry.  Reimbursement Specialists provided these billing and collection services to MSO Medical, Inc. prior to the acquisition.

Total revenues for Reimbursement Specialists were 180,000 and $234,000 for the nine months ending September 30, 2004 and the year ended December 31, 2003, respectively.  MSO Holdings was the primary customer of Reimbursement Specialists and accounted for approximately 86% and 61% of Reimbursement Specialists revenue for the nine months ending September 30, 2004 and the year ended December 31, 2003, respectively.

The consideration for the acquisition was to consist of a number of shares of the Company’s Series A preferred stock to be determined based on certain performance criteria of the Company, including a minimum defined earnings target for the twelve months ending June 30, 2005. The maximum purchase price was set at $1,200,000 which was expected to equal approximately 1,308,004 shares of Series A preferred stock. However, in the event that the Company does not achieve certain minimum defined earnings targets, no consideration will be paid to the sellers.

At the date of the acquisition, RS had approximately $538,000 of notes payable and accrued interest due to members as well as $134,000 of advances due to a member. In connection with the acquisition, the members surrendered these notes payable, the related accrued interest and advances due from RS in effect canceling this debt in exchange for the right to receive up to 545,002 of the 1,308,004 shares of Series A preferred stock of MSO Holdings, Inc that could be issued as consideration for the acquisition. However, in the event that the Company does not achieve certain minimum defined earnings targets, the former members of RS will receive no consideration for the sale of RS to the Company.

Based on the Company’s performance through March 31, 2005, it is probable that there will be no shares of Series A preferred stock in connection with the acquisition..

The assets acquired and liabilities assumed in the acquisition are summarized below:

Cash	$3,944
Accounts Receivable	5,466
Goodwill	72,671
Accounts Payable and accrued expenses	82,081

During the fourth quarter of 2004, as the Company was performing below budgeted expectations, the Company determined the goodwill related to this acquisition was impaired, resulting in an impairment charge of approximately $73,000 being included in the statement of operations for the year-ended December 31, 2004.

The acquisition was accounted for by the purchase method and accordingly, the results of the Reimbursement Specialists operations have been included in the consolidated statement of operations since October 1, 2004. Unaudited pro forma results of operations for 2004 and 2003 for the Company and Reimbursement Specialists, LLC, assuming the acquisition took place on January 1, 2003, are listed below:

		Year ending December 31,
		2004	2003

Revenues	As Reported	7,435,486	6,869,457
	Proforma	7,459,814	6,961,112

Net Income (Loss)	As Reported	(5,377,101)	612,789
	Proforma	(5,951,240)	(10,481)

Basic and Diluted Earnings (Loss) per share	As Reported	$(0.72)	$—
	Proforma	$(0.79)	$—

16.       SUBSEQUENT EVENTS

REPURCHASE OF COMMON STOCK

In April 2005, in connection with a settlement of a dispute with a shareholder, the Company repurchased 1,536,904 shares of its Common Stock for $385,000.

RECAPITALIZATION AND MERGER

On May 26, 2005, MSO Holdings, Inc. (formerly known as National Superstars, Inc.), a Delaware corporation and publicly traded company with nominal operating activity acquired MSO Medical, Inc. by issuing 6,146,616 shares of common stock of MSO Holdings, Inc. for all the outstanding common stock of MSO Medical, Inc. and 12,562,262 shares of redeemable convertible preferred stock of MSO Holdings, Inc. in exchange for all the outstanding redeemable convertible preferred stock of MSO Medical, Inc. Prior to this transaction, MSO Holdings, Inc. had no significant operations.

In connection with the reverse merger, the shareholders of MSO Medical, Inc received 1.53690425 shares of MSO Holdings, Inc. common stock for each share of MSO Medical, Inc. common stock. In addition, each preferred shareholder received 1.53690425 shares of

MSO Holdings, Inc. redeemable preferred stock in exchange for each share of MSO Medical, Inc. redeemable convertible preferred stock. As a result, the stockholders of the Company effectively received 1.53690425 shares of common or preferred stock, as the case may be, of the post-merger Company for each share of common or preferred stock held in the pre-merger Company. For financial reporting purposes, this transaction will be reflected as a recapitalization of MSO Medical, Inc.  All share amounts included in the financial statements have been retroactively restated to reflect the impact of this exchange ratio.

MSO HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2005	2004
	(unaudited)
Assets

Current Assets
Cash and cash equiviliants	$283,360	$244,906
Investments	2,192,874	5,350,139
Accounts Receivable (net of allowance for bad debt and estimated contractual allowances of $2,217,000 and $1,340,000 as of June 30, 2005 and December 31,2004, respectively)	660,298	482,021
Prepaid expenses and other current assets	392,322	143,328
Total Current Assets	3,528,854	6,220,394

Fixed Assets, net of accumulated depreciation	548,788	514,710

Other Assets
Deferred Financing Fees, net of amortization of $52,420 and $34,530 as of June 30, 2005 and December 31, 2004, respectively	54,921	72,811
Deposits	56,018	55,778
Total Other Assets	110,939	128,589

Total Assets	$4,188,581	$6,863,693

Liabilities and Shareholders’ Equity (Deficit)

Current Liabilities
Accounts Payable	$700,137	$419,232
Accrued wages and benefits	143,162	93,658
Accrued expenses	678,793	649,193
Unearned revenue	9,600	193,050
Total Current Liabilities	1,531,692	1,355,133

Redeemable Convertible Series A PreferredStock
$.001 par value, 15,000,000 shares authorized; 12,562,262 shares issued and outstanding as of June 30, 2005 and December 31, 2004, net of unaccreted issuance costs of $1,004,191 and $1,179,502 as of June 30, 2005 and December 31, 2004, respectively (liquidation value of $11,525,000 as of June 30, 2005 and December 31, 2004)	10,520,809	10,345,498

Shareholders Equity (Deficit)
Common Stock, $.001 par value, 40,000,000 shares authorized; 6,552,615 and 7,684,521 shares issued and outstanding as of June 30, 2005 and December 31, 2004.	6,553	7,685
Additional Paid in Capital (Distributions in Excess of Capital)	(87,909)	427,718
Other Comprehensive Loss	(19,288)	(19,411)
Accumulated Deficit	(7,763,276)	(5,252,930)
Total Shareholders Equity (Deficit)	(7,863,920)	(4,836,938)

Total Liabilities & Shareholder Equity (Deficit)	$4,188,581	$6,863,693

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ending June 30,		Six months ending June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Professional Service Fees	$729,955	$811,708	$1,554,455	$1,446,749
Hospital Management Fee	1,251,792	1,588,895	2,364,042	2,597,985
Other Revenue	13,508	—	21,567	—
Total Revenue	1,995,255	2,400,603	3,940,064	4,044,734

Operating Expenses:
Payroll Expenses	1,412,589	1,519,567	3,268,172	3,097,881
Marketing	228,236	396,437	625,195	817,386
Professional Fees	330,259	144,783	658,631	295,207
Travel and Entertainment	68,635	92,817	180,181	171,868
Rent	99,933	111,528	351,185	183,348
Utilities	67,643	46,708	139,473	85,542
Office Expenses	84,539	113,282	222,445	205,236
Malpractice Insurance	81,708	56,457	161,215	113,494
Business Insurance	23,174	15,920	51,782	25,462
Bad Debt Expense	153,318	150,000	222,370	300,000
Depreciation	43,095	27,099	86,720	44,074
Merger expenses	412,958	—	447,261	—
Other operating expenses	8,185	28,804	23,494	41,828
Total Operating Expenses	3,014,272	2,703,402	6,438,124	5,381,326

Loss from Operations	(1,019,017)	(302,799)	(2,498,060)	(1,336,592)

Other Income (Expense):
Interest Income	19,275	1,307	47,938	1,429
Interest Expense	(11,814)	(23,521)	(23,033)	(48,851)
Loss on sale of securities	(25,513)	—	(37,191)	—
Total Other Income (Expense)	(18,052)	(22,214)	(12,286)	(47,422)

Net Loss	$(1,037,069)	$(325,013)	$(2,510,346)	$(1,384,014)

Deemed dividends to preferred shareholders	87,925	1,747	175,311	1,747

Net Loss Available to Common Shareholders	$(1,124,994)	$(326,760)	$(2,685,657)	$(1,385,761)

Basic and diluted weighted average shares outstanding	6,730,062	7,684,521	7,204,655	7,684,521

Basic and diluted loss per common share	$(0.17)	$(0.04)	$(0.37)	$(0.18)

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Six Months Ending June 30,
	2005	2004
	(unaudited)	(unaudited)

Net Loss	$(2,510,346)	$(1,384,014)
Adjustments to reconcile net loss to net cash used in operating activities:
Non cash charge for stock options and warrants	34,377	—
Non cash charge for stock grants	9,175
Amorization of deferred financing costs	17,890	16,640
Bad debt expense	222,370	300,000
Depreciation and Amortization	86,720	44,074
Realized loss on sale of securities	37,190

Changes in assets and liabilities:
Accounts receivable	(400,647)	345,990
Prepaid expenses and other current assets	(248,994)	53,858
Other assets	(240)	(23,546)
Accounts payable	280,905	(318,497)
Accrued liabilities	29,600	(81,860)
Accrued wages and benefits	49,504	178,202
Deferred revenue	(183,450)	6,850

Net Cash used in operating activities	(2,575,946)	(862,303)

Cash Flow from Investing Activities:
Purchases of property and equipment	(120,798)	(266,781)
Purchases of securities available for sale	(47,941)
Proceeds from sale of investments	3,168,139	—
Net Cash provided by (used in) investing activities	2,999,400	(266,781)

Cash Flows (Used in) Provided by Financing Activities
Proceeds from issuance of redeemable preferred stock	—	2,275,000
Issuance costs for redeemable preferred stock	—	(28,057)
Distributions to shareholders		(157,160)
Purchase of Common Stock	(385,000)	—
Net Proceeds from Line of Credit	—	281,972
Financing fees paid on Line of Credit	—	(99,046)
Net Cash (used in) provided by financing activities	(385,000)	2,272,709

Net Increase in Cash	38,454	1,143,625

Cash and cash equiviliants at beginning of period	244,906	106,162

Cash and cash equivalents at end of period	$283,360	$1,249,787

Supplemental disclosure of cash flow information
Cash paid for interest	$5,022	$32,212

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC.

CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY

(UNAUDITED)

			Additional	Accumulated
	Common Stock		Paid in Capital	Other	Retained	Equity &
	Number of	Par	(Distributions in	Comprehensive	Earnings	Stockholders
	Shares	Value	Excess of Capital)	Loss	(Deficit)	Equity (Deficit)

Balance at December 31, 2004	7,684,521	$7,685	$427,718	$(19,411)	$(5,252,930)	$(4,836,938)

Purchase of Common Stock	(1,536,904)	(1,537)	(383,463)			(385,000)

Shares issued in reverse merger	368,298	368	(368)

Shares issued to finders as compensation for services	36,700	37	9,138			9,175

Non cash compensation expense for stock options and warrants			34,377			34,377

Unrealized loss in Investment Securities				(37,067)		(37,067)

Reclassification adjustement for losses on sale of investment securities realized in net income				37,190		37,190

Deemed dividends to preferred shareholders			(175,311)			(175,311)

Net Loss for the six months ended June 30, 2005					(2,510,346)	(2,510,346)

Balance at June 30, 2005	6,552,615	$6,553	$(87,909)	$(19,288)	$(7,763,276)	$(7,863,920)

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC.

CONSOLIDATED STATEMENT OF COMPREHENSIVE LOSS

(UNAUDITED)

	Three months ending June 30,		Six months ending June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Net Loss	$(1,037,069)	$(325,013)	$(2,510,346)	$(1,384,014)

Unrealized loss in Investment Securities	(57,979)	—	(37,067)	—

Reclassification adjustement for losses on sale of investment securities realized in net income	11,678	—	37,190	—

Comprehensive Loss	$(1,083,370)	$(325,013)	$(2,510,223)	$(1,384,014)

The accompanying notes to consolidated financial statements are an integral part of these statements.

MSO HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.  These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes for the years ended December 31, 2004 and 2003, which is also included in this filing.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.  Actual results could differ from those estimates.  In the opinion of management, all adjustments (consisting solely of normal recurring adjustments) considered necessary for a fair presentation have been included.  Operating results for the three months and the six months ended June 30, 2005 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2005.

2.  VARIABLE  INTEREST ENTITY

As required under Financial Interpretation No. 46, “Consolidation of Variable Interest Entities”, the Company has evaluated its relationship with MSO Physicians, P.C., an entity that provides professional medical services at the hospitals for which MSO Holdings, Inc. provides management services. MSO Physician’s only provides services at hospitals for which MSO Medical, Inc. provided management services and the operations of MSO Physicians, P.C. have been fully funded by advances from MSO Holdings, Inc. As a result, MSO Medical Inc. is the primary beneficiary of MSO Physicians., P.C., a variable interest entity. The accounts of MSO Physician’s P.C. are included in the consolidated financial statements of MSO Medical, Inc. as of June 30, 2005 and December 31, 2004 and for the three and six months ended June 30, 2005 and 2004.

3.  RECAPITALIZATION AND MERGER

Immediately prior to the recapitalization and merger transaction, each outstanding share of National Superstars, Inc. common stock was exchanged for .005 shares of MSO Holdings, Inc. common stock (with each fractional share rounded up to the nearest 100 shares on a per certificate basis) and National Superstars, Inc. changed its name to MSO Holdings, Inc.

On May 26, 2005, MSO Holdings, Inc. (formerly known as National Superstars, Inc), a Delaware corporation and publicly traded company with nominal operating activity acquired MSO Medical, Inc. by issuing 6,146,616 shares of common stock of MSO Holdings, Inc. for all of the outstanding common stock of MSO Medical, Inc and 12,562,262 shares of redeemable convertible preferred stock of MSO Holdings, Inc. in exchange for all the outstanding redeemable convertible preferred stock of MSO Medical, Inc. Prior to this transaction, MSO Holdings, Inc. had no significant operations.

For financial reporting purposes, this transaction has been reflected in the accompanying financial statements as a recapitalization of MSO Medical, Inc. and the financial statements reflect the historical financial information of MSO Medical, Inc. Therefore, for accounting purposes, the shares recorded as issued in the reverse merger are the 368,298 shares owned by the MSO Holdings, Inc. shareholders prior to the reverse merger.

4.  REVERSE MERGER EXCHANGE RATIO

In connection with the reverse merger discussed in Note 3, the shareholders of MSO Medical, Inc received 1.53690425 shares of MSO Holdings, Inc. common stock for each share of MSO Medical, Inc. common stock. In addition, each preferred shareholder received 1.53690425 shares of MSO Holdings, Inc. redeemable preferred stock in exchange for each share of MSO Medical, Inc. redeemable convertible preferred stock. As a result, the stockholders of the Company effectively received 1.53690425 shares of common or preferred stock , as the case may be, of the post-merger Company for each share of common or preferred stock held in the pre-merger Company. All share amounts included in the financial statements have been retroactively restated to reflect the impact of this exchange ratio.

5.  STOCK COMPENSATION

The Company maintains a stock incentive plan.  The Company accounts for all options granted to employees under the recognition and measurement principles of Accounting Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As a result, no compensation expense is recognized for stock option grants for which the exercise price is equal to or above the market value of the underlying common stock on the date of grant.  The following table illustrates the effect on net loss  if the Company had applied the fair value recognition provisions of Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 123, “Accounting for stock-based Compensation,” to stock-based compensation.

	Three Months ended June 30,		Six Months ended June 30,
	2005	2004	2005	2004

Net Loss - as reported	$(1,037,069)	$(325,013)	$(2,510,346)	$(1,384,014)

Add: Stock-based employee compensation included in reported net income (loss), net of tax	10,404	—	20,807	—

Deduct stock-based compensation expense determined under the fair value based method for all awards, net of tax	(17,760)	—	(38,075)	—

Net Loss - proforma	$(1,044,425)	$(325,013)	$(2,527,614)	$(1,384,014)

Basic and diluted net loss per share - as reported	$(0.17)	$(0.04)	$(0.37)	$(0.18)

Basic and diluted net loss per share - proforma	$(0.17)	$(0.04)	$(0.38)	$(0.18)

The amount of the pro forma charge has been determined using the Black-Scholes option pricing model, as permitted by
FAS 123.  For purposes of the calculation for fiscal 2005, management used a fair value of the common stock of $0.25 per share, an average interest rate of 4.5% based on the U.S. Treasury Strip (zero-coupon) bonds, a projected volatility rate of 100%, a dividend yield of 0% and an expected life of 5 years for the grants. For the three and six months ended June 30, 2004, there were no options issued or outstanding.

6.   INVESTMENTS

The cost, unrealized losses and fair values of the Company’s investment securities available for sale at June 30, 2005 and December 31, 2004 are summarized as follows:

		Gross	Estimated
		Unrealized	Fair
Mutual Funds	Cost	Losses	Value

June 30, 2005	$2,212,162	(19,288)	$2,192,874
December 31, 2004	$5,369,550	(19,411)	$5,350,139

7.  LINE OF CREDIT AGREEMENT

In January 2004, the Company entered into a secured revolving credit agreement that permits a maximum borrowing capacity of $1.0 million. Amounts available under this credit agreement depend on the amount of the Company’s eligible receivables. The credit agreement requires the Company to pay a commitment fee of 0.5% per annum on the average daily unused portion of the revolving loan. Borrowings under this agreement are secured by substantially all of the Company’s assets. Among other restrictions, the credit agreement includes certain restrictive covenants, including covenants related to indebtedness, related party transactions and investment limitations and requires the Company to comply with a number of affirmative covenants, including covenants related to its net worth and liquidity. The Company was not in compliance with the financial covenants at June 30, 2005.  Had the Company been in compliance with the covenants, the amount available under the line of credit was $1.0 million at June 30, 2005.  As of July 27, 2005, the Company has not obtained a waiver for the defaults and continues to be in default of the required financial covenants.  The credit agreement has a three- year term and borrowings bear interest at prime plus 2.0%, subject to a minimum interest rate of 7.5%.   The Company had no borrowings under this credit facility as of June 30, 2005 and December 31, 2004.

8. RELATED PARTY TRANSACTIONS

MSO Physicians, P.C. has employment agreements with the founding physicians who are also shareholders of the company.  The agreements outline the roles and responsibilities of the physicians, their compensation plan and contain confidentiality and non-compete clauses.  The compensation expense for the founding physicians was approximately $416,000 and $803,000 for the three months and six months ended June 30, 2005 and approximately $450,000 and $814,000 for the three months and six months ended June 30, 2004, respectively.

Eugene Terry, a member of the Board of Directors, provides business development consulting to the Company.  The Company incurred approximately $20,000 and $0 of expense for the six months ended June 30, 2005 and 2004, respectively, for these consulting services.

9.   RESTRUCTURING CHARGES

During the first quarter of 2005, as a result of the closing of certain programs and consolidation of certain functions, the Company reduced headcount and other operating expenses.  Accordingly, $158,126 was charged to operations in 2005, consisting of $33,126 for severance costs for reductions in staff and $125,000 relating to early lease termination cost.

During the three month period ending June 30, 2005, restructuring payments of $33,126 were made for employee separations and $31,216 for lease payments.  The restructuring reserve balance was $93,784 as of June 30, 2005.

The following table provides a roll-forward of the liabilities incurred in connection with the business restructuring.

					Three months
	12/31/04	Three months ended March 31,		3/31/05	ended June 30,	6/30/05
Type of Cost	Balance	Additions	Payments	Balance	Payments	Balance
Employee Separations		33,126		33,126	(33,126)
Facitlity Closings	—	125,000	—	125,000	(31,216)	93,784
Total	—	158,126	—	158,126	(64,342)	93,784

10. REPURCHASE OF COMMON STOCK

In April 2005, in connection with a settlement of a dispute with a shareholder, the Company repurchased 1,536,904 shares of its Common Stock for $385,000.  These shares have been retired and are no longer outstanding.

UNAUDITED PRO FORMA

CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements with respect to the acquisition of Reimbursement Specialists, LLC are based on our historical consolidated financial statements.  The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2004, assuming the acquisition of Reimbursement Specialists, LLC occurred as of January 1, 2004.

The unaudited pro forma condensed combined financial statement is presented for informational purposes only, is based on certain assumptions that we believe are reasonable and does not purport to represent our results of operations had the business combination occurred as of January 1, 2004 or to project the results for any future date or period.  In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial statements do not reflect any benefits from potential cost savings or revenue synergies resulting from this business combination.

On May 26, 2005, MSO Holdings, Inc. (formerly known as National Superstars, Inc.), a Delaware corporation and publicly traded company with nominal operating activity acquired MSO Medical, Inc. by issuing 6,146,616shares of common stock of MSO Holdings, Inc. for all the outstanding common stock of MSO Medical, Inc. and 12,562,262 shares of redeemable convertible preferred stock of MSO Holdings, Inc. in exchange for all the outstanding redeemable convertible preferred stock of MSO Medical, Inc. Prior to this transaction, MSO Holdings, Inc. had no significant operations.

In connection with the reverse merger, the shareholders of MSO Medical, Inc received 1.53690425 shares of MSO Holdings, Inc. common stock for each share of MSO Medical, Inc. common stock. In addition, each preferred shareholder received 1.53690425 shares of MSO Holdings, Inc. redeemable preferred stock in exchange for each share of MSO Medical, Inc. redeemable convertible preferred stock. As a result, the stockholders of the Company effectively received 1.53690425 shares of common or preferred stock, as the case may be, of the post-merger Company for each share of common or preferred stock held in the pre-merger Company. For financial reporting purposes, this transaction will be reflected as a recapitalization of MSO Medical, Inc.  All share amounts included in the financial statements have been retroactively restated to reflect the impact of this exchange ratio.

PROFORMA

CONSOLIDATED STATEMENT OF OPERATIONS

For Year Ended December 31, 2004

	Year ending December 31, 2004
	MSO	Reimbursement	Proforma
	Holdings, Inc.	Specialist, LLC	Adjustments		Proforma
Revenue:
Professional Service Fees	$2,821,631	$—			$2,821,631
Hospital Management Fee	4,602,891	—			4,602,891
Other Revenue	10,964	179,628	(155,000	)(a)	35,592
Total Revenue	7,435,486	179,628	(155,000)		7,460,114

Operating Expenses:
Payroll Expenses	6,762,964	400,311			7,163,275
Marketing	1,590,747				1,590,747
Professional Fees	1,722,730	38,250	(155,000	)(a)	1,605,980
Travel and Entertainment	449,187				449,187
Rent	498,809				498,809
Utilities	226,585				226,585
Office Expenses	474,069				474,069
Malpractice Insurance	255,741				255,741
Business Insurance	61,735				61,735
Bad Debt Expense	390,814				390,814
Depreciation	118,546	9,861			128,407
Other operating expenses	183,282	58,971			242,253
Total Operating Expenses	12,735,209	507,393	(155,000)		13,087,602

Income (Loss) from Operations	(5,299,723)	(327,765)	—		(5,627,488)

Other Income (Expense):
Interest Expense	(88,009)	(246,374)			(334,383)
Other Income	10,631				10,631
Total Other Income (Expense)	(77,378)	(246,374)	—		(323,752)

Net Income (Loss)	(5,377,101)	(574,139)	—		(5,951,240)

Deemed dividend to preferred shareholders	132,069	—	—		132,069

Net Income (Loss) Available to Common Shareholders	$(5,509,170)	$(574,139)	$—		$(6,083,309)

Basic and diluted weighted average shares outstanding	7,684,521	—	—		7,684,521

Basic and diluted loss per common share	$(0.72)	$—	$—		$(0.79)

Proforma Adjustments:

(a)  Represents the elimination of intercompany revenue/expense for billing and collection services provided by Reimbursement Specialists to MSO Medical

Report of Independent Registered Public Accounting Firm

Board of Directors

Reimbursement Specialists, LLC.

Bannockburn, Illinois

We have audited the accompanying  balance sheets of Reimbursement Specialists, LLC.. as of September 30, 2004 and December 31, 2003 and the related  statements of operations, members’ equity and cash flows for the nine months ended September 30, 2004 and the year ended December 31, 2003.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, any audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Reimbursement Specialists, LLC. as of September 30, 2004 and December 31, 2003, and the results of its operations and its cash flows for the nine months ended September 30, 2004 and the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO Seidman, LLP

Chicago, Illinois
June 30, 2005

REIMBURSEMENT SPECIALISTS, LLC.

BALANCE SHEETS

As of September 30, 2004 and December 31, 2003

	September 30,	December 31,
	2004	2003
Assets

Current Assets
Cash	$3,944	$4,421
Accounts Receivable, including amounts due from a related party of $0 and $15,855 as of September 30, 2004 and December 31, 2003, respectively.	5,466	15,855
Total Current Assets	9,410	20,276

Fixed Assets, net of accumulated depreciation	—	9,861

Total Assets	$9,410	$30,137

Liabilities and Members’ Equity (Deficit)

Current Liabilities
Accounts Payable	$55,282	$110,319
Due to related party	22,232
Members’ Notes Payable, net of unamortized discount of $191,083	290,874	—
Advances from Member	134,055	322,000
Accrued interest	55,442	—
Accrued liabilities	26,799	11,950
Total Current Liabilities	584,684	444,269

Members’ Equity (Deficit)
Member Capital	1,392,987	979,990
Accumulated Deficit	(1,968,261)	(1,394,122)
Total Members’ Equity (Deficit)	(575,274)	(414,132)

Total Liabilities & Members’ Equity	$9,410	$30,137

The accompanying notes to financial statements are an integral part of these statements.

REIMBURSEMENT SPECIALISTS, LLC.

STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2004 and Year Ended December 31, 2003

	Nine months ending September 30,	Year ending December 31,
	2004	2003

Revenue	$179,628	$233,655

Operating Expenses:
Payroll Expenses	400,311	543,151
Professional Fees	38,250	104,891
Other operating expenses	58,971	188,883
Depreciation	9,861	20,000
Total Operating Expenses	507,393	856,925

Loss from Operations	(327,765)	(623,270)

Interest Expense	(246,374)	—

Net Loss	$(574,139)	$(623,270)

The accompanying notes to financial statements are an integral part of these statements.

REIMBURSEMENT SPECIALISTS, LLC.

STATEMENT OF CASH FLOWS

For the Nine Months Ended September 30, 2004 and Year Ended December 31, 2003

	Nine months ending September 30,	Year ending December 31,
	2004	2003

Net Loss	$(574,139)	$(623,270)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	2,928	3,390
Issuance of warrants in exchange for services received	36,990
Amortization of original issue discount	184,924	—
Depreciation	9,861	20,000

Changes in assets and liabilities:
Accounts receivable	7,461	(16,017)
Other current assets	—	24,395
Accounts payable	(55,037)	79,159
Due to related party	22,232	—
Accrued interest	55,442	—
Accrued liabilities	14,849	(29,602)
Net Cash used in operating activities	(294,489)	(541,944)

Cash Flow from Investing Activities:
Purchases of property and equipment	—	(3,787)
Net Cash used in investing activities	—	(3,787)

Cash Flows Provided by Financing Activities
Proceeds from Members Capital Contribution	—	123,740
Proceeds from Member Advances	125,146	322,000
Proceeds from Members’ Notes Payable	168,866	—
Net Cash provided by financing activities	294,012	445,740

Net Decrease in Cash	(477)	(99,991)

Cash at beginning of period	4,421	104,412

Cash at end of period	$3,944	$4,421

Cash Paid for interest	$6,008	$—

Conversion of Member’s Advance to Note Payable	$313,091	$—

The accompanying notes to financial statements are an integral part of these statements.

REIMBURSEMENT SPECIALISTS, LLC.

STATEMENT OF CHANGES IN MEMBERS’ EQUITY

For the Nine Months Ended September 30, 2004 and Year Ended December 31, 2003

			Total
	Members’	Accumulated	Members’
	Capital	Deficit	Equity (Deficit)

Balance at January 1, 2003	$856,250	$(770,852)	$85,398

Sale of common units	123,740		123,740

Net Loss for year ended December 31, 2003		(623,270)	(623,270)

Balance at December 31, 2003	979,990	$(1,394,122)	$(414,132)

Warrants issued for services received	36,990		36,990

Warrants issued in connection with Members’ Notes Payable	376,007		376,007

Net Loss for the nine months ended September 30, 2004		(574,139)	(574,139)

Balance at September 30, 2004	1,392,987	$(1,968,261)	$(575,274)

The accompanying notes to financial statements are an integral part of these statements.

REIMBURSEMENT SPECIALISTS, LLC.

NOTES TO FINANCIAL STATEMENTS

1.        ORGANIZATION, BASIS OF PRESENTATION, AND NATURE OF OPERATIONS

ORGANIZATION

Reimbursement Specialists, LLC (the “Company”) is a healthcare financial services company that provides billing reimbursement and collection services to companies in the healthcare industry primarily in the Midwestern United States.  As discussed in Note 8, approximately 86% and 61% of the Company’s revenue relates to services provided to an affiliated entity for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates made by management.

Management bases its estimates on historical experience and other assumptions, which it believes are reasonable.  If actual amounts are ultimately different from these estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known.

The Company’s critical accounting policies are described below:

REVENUE AND ACCOUNTS RECEIVABLES

The Company performs billing and collection services to the healthcare industry.  In exchange for its services, the Company typically receives a percentage of the cash collected on behalf of its customers.  The Company recognizes revenue upon collection of the customer’s cash receipts.

The Company determines its allowance for bad debts by considering a number of factors, including the length of time the accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligation to the Company, and the condition of the general economy and the industry as a whole. The Company makes judgments as to its ability to collect outstanding receivables based on these factors and provides allowances for these receivables when collections become doubtful.  At September 30, 2004 and December 31, 2003, it was determined that no allowance for bad debt was necessary.

PROPERTY AND EQUIPMENT

Fixed assets are recorded at cost.  Assets are depreciated using the straight-line method over their useful lives. The estimated useful lives are as follows:

Furniture and fixtures	3 years
Computer Systems	3 years

Maintenance and repairs are charged to operations as incurred and major improvements are capitalized.

Long-lived assets are reviewed for impairment whenever events such as service discontinuance, contract terminations, economic or other changes in circumstances indicate that the carrying amount may not be recoverable.

When such events occur, the Company compares the carrying amount of the assets to undiscounted expected future cash flows. If this comparison indicates that there is impairment, the amount of the impairment is typically calculated using discounted expected future cash flows. No such losses have been recognized to date.

INCOME TAXES

The Company was a member owned Limited Liability Corporation that is treated as a partnership for US income tax purposes.  As such, it was not subject to federal income taxes.  Each partner was required to report on its tax return its distributive share of the partnership’s taxable income.

STOCK COMPENSATION

The Company maintains an equity incentive plan.  See Note 7 for additional information regarding this plan.   The Company accounts for all options granted to employees under the recognition and measurement principles of Accounting Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations.  As a result, no compensation expense is recognized for stock option grants for which the exercise price is equal to or above the market value of the underlying common stock on the date of grant.  There were no options issued granted to employees for the nine months ended September 30, 2004 and the year ended December 31, 2004. In addition, there were no options issued and outstanding as of September 30, 2004 or December 31, 2003. All options and warrants granted to non-employees are accounted for under Statement of Financial Accounting Standards No. 123, “Accounting for Stock Based Compensation”(SFAS No. 123). SFAS No. 123 requires options and warrants to be accounted for based on their fair value.

3.  PROPERTY AND EQUIPMENT, NET

Property and equipment, net of accumulated depreciation, at September 30, 2004 and December 31, 2003, consists of the following:

	9/30/2004	12/31/2003

Computer Systems	78,659	$78,659
Furniture & Fixtures	11,629	11,629
Total	90,288	90,288

Accumulated Depreciation	(90,288)	(80,427)

Net Fixed Assets	—	$9,861

4.  ADVANCES FROM MEMBER

The Company received advances of $322,000 during 2003 and $125,146 during 2004 for a total of $447,146 from Reimbursement Specialists, Inc. (“RS, Inc.”).  RS Inc. owns a majority of the outstanding membership units of Reimbursement Specialists, LLC.  The advance was used for working capital and did not have a maturity date or an interest rate.  In January 2004, $313,091 of this advance was converted to a Note as part of the financing described in Note 5.

5.  MEMBERS’ NOTE PAYABLE

On January 23, 2004, the Company issued Notes Payable in the amount of $481,957’ (“Notes”) and warrants to purchase 2,292,728 membership units in exchange for $168,866 in cash and the conversion of a member advance of $313,091 into a note payable of the same amount..  The Notes bear interest at a rate of 18% and are due January 23, 2005.  The warrants allow the holder to purchase the Company’s Common Units at an exercise price of $0.01 per unit for a period of 3 years.  These warrants were valued at $376,007 using the Black-Scholes option pricing model.  For purposes of the calculation, management used a fair value of the member units of $0.17 per unit, an average risk free rate of 4.5%, a projected volatility rate of 100% and an expected life of 3 years for the warrants. The fair value of the member unit was determined to be $0.17 per unit based on management’s determination of fair value as used in negotiating the sale of the Company to MSO. The value of the warrants was recorded as a discount to the notes and will be amortized over the term of the notes using the effective interest method.

In connection with the sale of the Company discussed in Note 9, the outstanding principal balance and accrued interest due under these notes was settled in October 2004.

6.  WARRANTS ISSUED FOR SERVICES RECEIVED

During 2004, the Company issued warrants to purchase 270,000 for advisory services rendered.  The warrants allow the holder to purchase the Company’s common units at an exercise price of $0.12 per share for a period of 3 years.  As the fair value of these services was not readily determinable, these services were valued based upon the fair value of the warrants at the time of issuance.  As a result, $36,990 has been recorded as professional fees expense for the nine months ended September 30, 2004.  The warrants were valued using the Black-Scholes option pricing model.  For purposes of the calculation, management used a fair value of the member units of $0.17 per unit, an average risk free rate of 4.5%, a projected volatility rate of 100% and an expected life of 3 years for the warrants.

7.  CAPITAL STRUCTURE

The Company was organized as a limited liability company in the state of Delaware on April 5, 2002 (“inception”).  The Company authorized 15,000,000 common units and 3,000,000 preferred units.  During 2003, the Company sold common units for $123,740.  There were a total of 4,626,167 common units outstanding as of both September 30, 2004 and December 31, 2003.

Each common unit carries one vote per unit on all matters pursuant to which members are entitled to vote. The manager of the Company may issue preferred units at its discretion and containing such rights, preferences and privileges and obligations as determined by the manager. It is intended that each preferred unit contain a liquidation preference senior to all common units. There were no preferred units outstanding as of September 30, 2004 or December 31, 2003.

The Manager of the Company can only be removed upon death, permanent disability, a dissolution event, or the affirmative vote of members holding 80% of the membership interests then outstanding.

The Company adopted an Equity Incentive Plan (“Plan”) in which 973,334 common units (or options to acquire common units) may be issued at the discretion of the Manager to employees, consultants, advisors and other key service providers of the Company.  There were no options or common units granted under the Plan.

8. RELATED PARTY TRANSACTIONS

The Company recognized revenue of $155,000 and $142,000 for the nine months ended September 30, 2004 and the year ended December 31, 2003, respectively, for services provided to MSO Medical, Inc.  The Chairman and CEO of MSO Medical, Inc. also served as the Manager of Reimbursement Specialists LLC and he had day to day operating responsibility for Reimbursement Specialists LLC. In addition, all of the outstanding stock of Reimbursement Specialists, Inc., the majority shareholder of the Company, is held by a trust, of which the Chairman and CEO of MSO Medical, Inc. is co-trustee for the benefit of certain members of his immediate family.

During 2004, MSO Medical paid certain expenses on behalf of the Company.  As a result, the Company has a payable due to MSO Medical of $22,232 as of September 31. 2004.

9. SUBSEQUENT EVENT

Effective, October 1, 2004, MSO Medical, Inc. acquired all of the outstanding common units of the Company.

The consideration for the sale consisted of a number of shares of MSO Medical, Inc.’s Series A preferred stock to be determined based on certain performance criteria of MSO Medical, Inc., including a minimum defined earnings target for the twelve months ending June 30, 2005. The maximum purchase price was set at $1.2 million which was expected to equal approximately 1,308,004 shares of MSO Medical, Inc.’s Series A preferred stock. However, in the event that MSO Medical, Inc does not achieve certain minimum defined earnings targets, no consideration will be paid to the sellers.

In connection with the acquisition, the members also surrendered their notes payable, accrued interest and advances due from the Company in exchange for the right to receive up to 545,002 of the 1,308,004 shares of Series A preferred stock of MSO Medical, Inc that could be issued as consideration for the acquisition. However, in the event that the Company does not achieve certain minimum defined earnings targets, the members of the Company will receive no consideration in connection with the sale of the Company.

Based on the performance of MSO Medical, Inc. through May 31, 2005, it is probable that there will be no shares of Series A preferred stock of MSO Medical, Inc. issued to members in connection with the sale of the Company.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

TABLE OF CONTENTS

Prospectus Summary
Summary Financial Information
Risk Factors
Forward-Looking Information
Use of Proceeds
Market for Common Stock and Related Stockholder Matters
Dividend Policy
Selling Stockholders
Plan of Distribution
Business
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Management
Executive Compensation
Certain Relationships and Related Transactions
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Legal Matters
Experts
Where You Can Find More Information
Index to Consolidated Financial Statements

16,918,473 Shares of Common Stock

MSO Holdings, Inc.